Exhibit 10.1

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

dated as of November 15, 2006

among

NAVIGANT CONSULTING, INC.,

and

THE FOREIGN BORROWERS NAMED HEREIN

collectively, as Borrowers,

THE VARIOUS FINANCIAL INSTITUTIONS PARTY HERETO,

as Lenders,

and

LASALLE BANK NATIONAL ASSOCIATION,

as Lead Arranger, Administrative Agent and Issuing Bank

LASALLE COMMERCIAL LENDING,

A DIVISION OF ABN AMRO BANK N.V., as Canadian Agent

and

U.S. Bank National Association,

as Documentation Agent

SECTION 1	DEFINITIONS	1

1.1	Definitions	1

1.2	Other Interpretive Provisions	20

SECTION 2	COMMITMENTS OF THE LENDERS; BORROWING, CONVERSION AND LETTER OF CREDIT PROCEDURES	21

2.1	Commitments	21

2.2	Loan Procedures	21

2.3	Letter of Credit Procedures	25

2.4	Additional Bankers’ Acceptances Provisions	27

2.5	Commitments Several	29

2.6	Certain Conditions	29

SECTION 3	NOTES EVIDENCING LOANS	29

3.1	Notes	29

3.2	Recordkeeping	29

SECTION 4	INTEREST	30

4.1	Interest Rates	30

4.2	Interest Payment Dates	30

4.3	Setting and Notice of Eurocurrency Rates	30

4.4	Computation of Interest	30

SECTION 5	FEES	31

5.1	Facility Fee	31

5.2	Letter of Credit Fees	31

5.3	Upfront Fees	32

5.4	Administrative Agent’s Fees	32

5.5	BA Fee	32

SECTION 6	REDUCTION OR TERMINATION OF THE AGGREGATE COMMITMENT AMOUNT; PAYMENTS	32

6.1	Reduction or Termination of the Aggregate Commitment Amount	32

6.2	Voluntary Prepayments	33

SECTION 7	MAKING AND PRORATION OF PAYMENTS; SETOFF; TAXES	33

7.1	Making of Payments	33

7.2	Application of Certain Payments	34

7.3	Due Date Extension	34

7.4	Setoff	34

7.5	Proration of Payments	35

7.6	Taxes	35

7.7	UK Taxes	36

SECTION 8	INCREASED COSTS; SPECIAL PROVISIONS FOR EUROCURRENCY LOANS	37

8.1	Increased Costs	38

8.2	Basis for Determining Interest Rate Inadequate or Unfair	39

8.3	Changes in Law Rendering Eurocurrency Loans Unlawful	39

8.4	Funding Losses	40

8.5	Right of Lenders to Fund through Other Offices	40

8.6	Discretion of Lenders as to Manner of Funding	40

8.7	Mitigation of Circumstances; Replacement of Lenders	40

8.8	Conclusiveness of Statements; Survival of Provisions	41

SECTION 9	REPRESENTATIONS AND WARRANTIES	41

9.1	Organization	41

9.2	Authorization; No Conflict	41

9.3	Validity and Binding Nature	41

9.4	Financial Condition	42

9.5	No Material Adverse Change	42

9.6	Litigation and Contingent Liabilities	42

9.7	Ownership of Properties; Liens	42

9.8	Subsidiaries	42

9.9	Pension Plans	42

9.10	Investment Company Act	43

9.11	Regulation U	43

9.12	Taxes	43

9.13	Solvency	43

9.14	Environmental Matters	43

9.15	Insurance	45

9.16	Information	45

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9.17	Intellectual Property	45

9.18	Burdensome Obligations	45

9.19	Labor Matters	45

9.20	No Default	45

SECTION 10	COVENANTS	45

10.1	Reports, Certificates and Other Information	46

10.2	Books, Records and Inspections	48

10.3	Maintenance of Property; Insurance	48

10.4	Compliance with Laws; Payment of Taxes and Liabilities	48

10.5	Maintenance of Existence, etc	49

10.6	Financial Covenants	49

10.7	Liens	49

10.8	Mergers, Consolidations, Sales	51

10.9	Investments	51

10.10	Modification of Organizational Documents	51

10.11	Use of Proceeds	52

10.12	Further Assurances	52

10.13	Transactions with Affiliates	52

10.14	Employee Benefit Plans	52

10.15	Environmental Matters	52

10.16	Unconditional Purchase Obligations	52

10.17	Inconsistent Agreements	53

10.18	Business Activities	53

10.19	Agreements Not to Pledge	53

10.20	Continuity of Directors	53

10.21	Fiscal Year	53

10.22	Limitations on Debt	53

10.23	Restricted Payments	53

10.24	Cancellation of Debt	54

SECTION 11	EFFECTIVENESS; CONDITIONS OF LENDING, ETC	54

11.1	Initial Credit Extension	54

11.2	Conditions	56

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SECTION 12	EVENTS OF DEFAULT AND THEIR EFFECT	56

12.1	Events of Default	56

12.2	Effect of Event of Default	58

SECTION 13	THE AGENTS	58

13.1	Appointment and Authorization	58

13.2	Delegation of Duties	59

13.3	Liability of Agents	59

13.4	Reliance by Agents	59

13.5	Notice of Default	60

13.6	Credit Decision	60

13.7	Indemnification	60

13.8	Administrative Agent in Individual Capacity	61

13.9	Successor Agents	61

13.10	Funding Reliance	62

13.11	Administrative Agent May File Proofs of Claim	63

13.12	Other Agents; Arrangers and Managers	64

SECTION 14	GENERAL	64

14.1	Waiver; Amendments	64

14.2	Confirmations	64

14.3	Notices	65

14.4	Computations	65

14.5	Regulation U	65

14.6	Costs, Expenses and Taxes	65

14.7	Subsidiary References	66

14.8	Captions	66

14.9	Assignments; Participations	66

14.10	Governing Law	68

14.11	Counterparts	68

14.12	Successors and Assigns	68

14.13	Indemnification by the Borrowers	68

14.14	Nonliability of Lenders	69

14.15	Forum Selection and Consent to Jurisdiction	69

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14.16	Waiver of Jury Trial	69

14.17	Customer Identification - USA PATRIOT Act Notice	70

14.18	Currency	70

14.19	Effect of Restatement	70

SECTION 15	LIABILITY OF THE BORROWERS	70

15.1	Appointment of the Company	71

15.2	Maximum Liability of Foreign Borrowers	71

15.3	Joint and Several Liability of the Company	71

15.4	Company Guaranty	71

SCHEDULES

SCHEDULE 2.1	Lenders
SCHEDULE 2.3.1	Existing Letters of Credit
SCHEDULE 9.6	Litigation and Contingent Liabilities
SCHEDULE 9.8	Subsidiaries
SCHEDULE 9.15	Insurance
SCHEDULE 9.19	Labor Matters
SCHEDULE 10.6	EBITDA Exclusion
SCHEDULE 10.22(d)	Permitted Existing Debt
SCHEDULE 14.3	Addresses for Notices

EXHIBITS

EXHIBIT A	Form of Note
EXHIBIT B	Form of Compliance Certificate
EXHIBIT C	Form of Guaranty
EXHIBIT D	Form of Assignment Agreement

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THIRD AMENDED AND RESTATED CREDIT AGREEMENT

THIS THIRD AMENDED AND RESTATED CREDIT AGREEMENT dated as of November 15, 2006 (this “Agreement”) is entered into among NAVIGANT CONSULTING, INC., a Delaware corporation (the “Company”), each Foreign Borrower (each such Foreign Borrower, together with the Company shall be referred to herein, collectively, as “Borrowers” and, individually, each a “Borrower”), the financial institutions that are or may from time to time become parties hereto (together with their respective successors and assigns, the “Lenders”), LASALLE BANK NATIONAL ASSOCIATION (in its individual capacity, “LaSalle”), as agent for the Lenders, and LASALLE COMMERCIAL LENDING, A DIVISION OF ABN AMRO BANK N.V., as Canadian Agent.

PRELIMINARY STATEMENT

WHEREAS, the Company, the Administrative Agent and the Lenders previously entered into that certain Amended and Restated Credit Agreement dated as of March 21, 2006 (as amended, the “Existing Credit Agreement”), under which the Lenders made loans and agreed to make loans to the Company.

WHEREAS, the Company, the Administrative Agent and the Lenders desire to amend and restate the Existing Credit Agreement in the form of this Agreement to, among other things, add the UK Borrower as a Borrower, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

SECTION 1 DEFINITIONS.

1.1 Definitions. When used herein the following terms shall have the following meanings:

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of all or substantially all of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary).

“Administrative Agent” means LaSalle in its capacity as agent for the Lenders hereunder and any successor thereto in such capacity.

“Affected Loan” - see Section 8.3.

“Affiliate” of any Person means (i) any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person and (ii) any officer or director of such Person. A Person shall be deemed to be “controlled by” any other Person if such Person possesses, directly or indirectly, power to vote 5% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managers or power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Agents” means the Administrative Agent and the Canadian Agent.

“Aggregate Commitment Amount” means $200,000,000, as reduced from time to time pursuant to Section 6.1. or as increased pursuant to Section 2.1.1.

“Agreement” - see the Preamble.

“Alternate Currency” means British Pounds Sterling, Euros and Canadian Dollars, so long as such currency remains an Eligible Currency.

“Alternate Currency Exposure” means, at any time and without duplication, the sum of the Dollar Equivalent of all Loans and Letters of Credit that are denominated in an Alternate Currency.

“Alternate Currency Loan” shall mean a Loan that shall be denominated in an Alternate Currency.

“Alternate Currency Maximum Amount” means ninety percent (90%) of the Aggregate Commitment Amount, provided, however, the Alternate Currency Maximum Amount may equal the Aggregate Commitment Amount solely as a result of changes in applicable rates of exchange between Dollars and any Alternate Currency for outstanding Alternate Currency Loans; further provided that no new Alternate Currency Loans shall be made during any such period of time in which outstanding Alternate Currency Loans exceed ninety percent (90%) of the Aggregate Commitment Amount.

“Alternate Currency Rate” shall mean, with respect to an Alternate Currency Loan denominated in British Pounds Sterling or Euros, for any Interest Period, a rate of interest equal to the quotient of (a) the per annum rate of interest at which relevant Alternate Currency deposits in an amount comparable to the amount of such Alternate Currency Loan and for a period equal to such Interest Period are offered in the London Interbank Eurodollar market at 11:00 A.M. (London time) two (2) Business Days prior to the commencement of such Interest Period (or three (3) Business Days prior to the commencement of such Interest Period if banks in London, England were not open and dealing in such Alternate Currency on such second preceding Business Day), as displayed in the Bloomberg Financial Markets Information Service system (or, if the Bloomberg Financial Markets Information Service system is not available, an authoritative source selected by Administrative Agent in its sole discretion) or, if the Bloomberg Financial Markets Information Service system or another authoritative source is not available, as the Alternate Currency Rate is otherwise determined by Administrative Agent in its sole and absolute discretion; divided by (b) a number determined by subtracting from 1.00 the then stated maximum reserve percentage for determining reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency funding or liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D), such rate to remain fixed for such Interest Period. The Administrative Agent’s determination of the Alternate Currency Rate shall be rebuttably presumptive evidence of such rate.

“Applicable Margin” means, for any day, the rate per annum set forth below opposite the level (the “Level”) then in effect, it being understood that the Applicable Margin for (i) Eurocurrency Loans shall be the percentage set forth under the column “Eurocurrency Margin”, (ii) Base Rate Loans shall be the percentage set forth under the column “Base Rate Margin”, (iii) the Facility Fee Rate shall be the percentage set forth under the column “Facility Fee Rate”, (iv) the L/C Fee and the BA Fee Rate shall be the percentage set forth under the column “L/C Fee Rate and BA Fee Rate”, and (v) Canadian Prime Rate Loans shall be the percentage set forth under the column “Canadian Prime Rate Margin”,:

Level	Total Debt to EBITDA Ratio	Eurocurrency Margin	Base Rate Margin	Facility Fee Rate	L/C Fee Rate and BA Fee Rate	Canadian Prime Rate Margin
I	Greater than or equal to 2.50 to 1.00	1.225%	.225%	.275%	1.225%	.225%
II	Greater than or equal to 2.00 to 1.00 but less than 2.50 to 1.00	1.00%	0%	.25%	1.00%	0%
III	Greater than or equal to 1.50 to 1.00 but less than 2.00 to 1.00	.75%	-.25%	.25%	.75%	-.25%
IV	Greater than or equal to 1.00 to 1.00 but less than 1.50 to 1.00	.55%	-.20%	.20%	.55%	-.20%
V	Greater than or equal to 0.50 to 1.00 but less than 1.00 to 1.00	.475%	-.15%	.15%	.475%	-.15%
VI	less than 0.50 to 1.00	.375%	-.125%	.125%	.375%	-.125%

The Eurocurrency Margin, the Base Rate Margin, the Facility Fee, the Canadian Prime Rate Margin and the L/C Fee Rate and BA Fee Rate shall be adjusted, to the extent applicable, effective on the date on which the Company delivers the financial statements required by Section 10.1, as applicable, and the related Compliance Certificate, required by Section 10.1.3. Notwithstanding anything contained in this paragraph to the contrary, (a) if the Company fails to deliver the financial statements and Compliance Certificate in accordance with the provisions of Section 10.1, the Eurocurrency Margin, the Base Rate Margin, the Facility Fee, the Canadian Prime Rate Margin and the L/C Fee Rate and BA Fee Rate shall be based upon Level I above beginning on the date such financial statements and Compliance Certificate were required to be delivered until the date such financial statements and Compliance Certificate are actually delivered, whereupon the Applicable Margin shall be determined by the then current Level; (b) no reduction to any Applicable Margin shall become effective at any time when an Event of Default or Unmatured Event of Default has occurred and is continuing, and (c) the initial Applicable Margin on the Effective Date shall be based on Level V until the date on which the financial statements and Compliance Certificate are required to be delivered for the Fiscal Quarter ending December 31, 2006.

“Asset Sale” means the sale, lease, assignment or other transfer for value (each a “Disposition”) by the Company or any Subsidiary to any Person (other than the Company or any Subsidiary) of any asset or right of the company or such Subsidiary other than (a) the Disposition of any asset which is to be replaced, and is in fact replaced, within 60 days with another asset performing the same or a similar function, and (b) the sale or lease of inventory in the ordinary course of business.

“Assignment Agreement” - see Section 14.9.1.

“Attorney Costs” means, with respect to any Person, all reasonable fees and charges of any counsel to such Person, the reasonable allocable cost of internal legal services of such Person, all reasonable disbursements of such internal counsel and all court costs and similar legal expenses.

“BA Discount Proceeds” means, with respect to a particular Bankers’ Acceptance or BA Equivalent Loan, the following amount:

F
(1+D) x T
365

where

F means the face amount of such Bankers’ Acceptance or BA Equivalent Loan;

D means the applicable BA Discount Rate for such Bankers’ Acceptance or BA Equivalent Loan; and

T means the number of days to maturity of such Bankers’ Acceptance or BA Equivalent Loan,

with the amount as so determined being rounded up or down to the fifth decimal place and .000005 being rounded up.

“BA Discount Rate” means, (i) for any Bankers’ Acceptance to be accepted or made by a Lender on any date of borrowing, continuation date or conversion date, as the case may be, CDOR on such date, for a period identical to the term to maturity of the relevant Bankers’ Acceptance, and (ii) with respect to any BA Equivalent Loans that would have been accepted on such date, the rate determined in clause (i) above plus 0.10% per annum.

“BA Equivalent Loan” – see Section 2.4.5.

“BA Fee” means with respect to a Bankers’ Acceptance or BA Equivalent Loan, as applicable, accepted by a Lender, the amount calculated by multiplying the face amount of a Bankers’ Acceptance or BA Equivalent Loan, as applicable, by the Applicable Margin and then multiplying the result by a fraction, the numerator of which is the number of days to elapse from and including the date of acceptance of such Bankers’ Acceptance or BA Equivalent Loan by the Lender up to but excluding the maturity date of such Bankers’ Acceptance or BA Equivalent Loan, and the denominator of which is the number of days in the applicable calendar year.

“BA Fee Rate” – see the definition of Applicable Margin.

“BA Lender” means any Canadian Lender that is either a bank which is chartered under the Bank Act (Canada) and listed in Schedule I thereto or a Canadian Taxable Lender.

“Bankers’ Acceptance” means a depository bill, as defined in the Depository Bills and Notes Act (Canada) in Canadian Dollars that is in the form of a Draft signed by the Canadian Borrower and accepted by a BA Lender as contemplated under Section 2.4.4 or for Canadian Lenders not participating in clearing services as contemplated in that Act, a draft or other bill of exchange in Canadian Dollars that is signed on behalf of the Canadian Borrower and accepted by a BA Lender as payable only in Canada.

“Base Rate” means at any time the greater of (a) the Federal Funds Rate plus 0.5% and (b) the Prime Rate.

“Base Rate Loan” means any Loan which bears interest at or by reference to the Base Rate.

“Base Rate Margin” - see the definition of Applicable Margin.

“British Pounds Sterling” and “£ “ means the lawful currency of the United Kingdom.

“Business Day” means a day of the year that is not a Saturday, a Sunday or (a) on which national banks are not authorized or required to close in Chicago, Illinois, (b) if the applicable Business Day relates to a Eurocurrency Loan, a day of the year on which dealings in deposits are carried on in the London interbank Eurodollar market, (c) if the applicable Business Day relates to a Canadian Revolving Loan, a day of the year on which banks are not authorized or required to close in Toronto, Ontario, Canada and (d) if the applicable Business Day relates to a either British Pounds Sterling or Euros, a day of the year on which dealings in deposits of British Pounds Sterling or Euros are carried on in the London interbank market.

“Canadian Agent” means LaSalle Commercial Lending, a Division of ABN AMRO Bank N.V., as Canadian Agent and any successor thereto in such capacity.

“Canadian Borrower” means Navigant Consulting Ltd., a corporation organized under the laws of the Province of Ontario.

“Canadian Dollar” and the sign CAD $ means lawful money of Canada.

“Canadian Dollar Maximum Amount” means $15,000,000.

“Canadian Lender” means each Affiliate of a Lender that is either (a) a Canadian Schedule Lender, (b) a Canadian Taxable Lender, or (c) a Lender that is not a bank within the meaning of the Bank Act (Canada) and not a non-resident of Canada within the meaning of the Income Tax Act

(Canada), and in each case has a sub-facility commitment to lend in Canadian Dollars as set forth on Schedule 2.1.

“Canadian Prime Rate” means the floating annual rate of interest established from time to time by the Canadian Agent in its sole discretion as the reference rate for determining interest rates that it will charge to customers of varying degrees of credit worthiness on commercial loans made in Canada in the lawful currency of Canada and designated as its prime rate.

“Canadian Prime Rate Loan” means any Canadian Revolving Loan which bears interest at a rate determined by reference to the Canadian Prime Rate.

“Canadian Revolving Loans” means Revolving Loans made by Canadian Lenders to the Canadian Borrower, which shall be denominated in Canadian Dollars and consist of either Canadian Prime Rate Loans, Bankers’ Acceptances or BA Equivalent Loans.

“Canadian Schedule Lender” means a bank which is listed in Schedule I or Schedule II of the Bank Act (Canada).

“Canadian Taxable Lender” means an authorized foreign bank for the purposes of the Bank Act (Canada) for which the Obligations owed to it are in respect of its Canadian banking business as defined in subsection 248(1) of the Income Tax Act (Canada), and which is accordingly deemed resident in Canada pursuant to subsection 212(13.3) of the Income Tax Act (Canada) for purposes of Part XIII of the Income Tax Act (Canada) and in particular withholding tax on the Obligations owed to it.

“Capital Lease” means, with respect to any Person, any lease of (or other agreement conveying the right to use) any real or personal property by such Person that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of such Person.

“Cash Collateralize” means to deliver cash collateral to the Agents (as applicable), to be held as cash collateral for outstanding Letters of Credit or Bankers’ Acceptances, pursuant to documentation satisfactory to the applicable Agent. Derivatives of such term have corresponding meanings.

“Cash Equivalent Investment” means, at any time, (a) any evidence of Debt, maturing not more than one year after such time, issued or guaranteed by the Canadian or United States Government or any agency thereof, (b) commercial paper, maturing not more than one year from the date of issue, or corporate demand notes, in each case (unless issued by a Lender or its holding company) rated at least A-l by Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. or P-l by Moody’s Investors Service, Inc., (c) any certificate of deposit (or time deposits represented by such certificates of deposit) or banker’s acceptance, maturing not more than one year after such time, or overnight federal funds transactions that are issued or sold by any Lender or its holding company or by a commercial banking institution that is a member of the Federal Reserve System or a Canadian Schedule Bank or Canadian Taxable Lender and has a combined capital and surplus and undivided profits of not less than $500,000,000, (d) any mutual fund which invests solely in the types of investments described in any of clauses (a) through (c) hereof, and (e)

any repurchase agreement entered into with any Lender (or other commercial banking institution of the stature referred to in clause (c)) which (i) is secured by a fully perfected security interest in any obligation of the type described in any of clauses (a) through (c) and (ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such Lender (or other commercial banking institution) thereunder.

“CDOR” means for any day, and relative to bankers’ acceptances having any specified term and face amount, the discount rate per annum, calculated on the basis of a year of 365 days or 366 days in the case of a leap year equal to the average rate per annum (as determined by the Canadian Agent) for Canadian Dollar bankers’ acceptances having the specified term and face amount (or a term and face amount as closely as possible comparable to such specified term and face amount of the bankers’ acceptance) that appear on the Reuters Screen CDOR page “Canadian Interbank Bid BA Fee Rates” (or such other page as the Canadian Agent shall nominate which replaces that page for the purpose of displaying rates quoted for such bankers’ acceptances) at 10:00 a.m. (Toronto time) on the first day of such term, as reported by the Canadian Agent or if such rate does not appear on such CDOR page at 10:00 a.m. (Toronto time) on any such day then CDOR will be the annual discount rate of interest (rounded upward to the nearest whole multiple of 1/100 or 1%) as of 10:00 a.m. (Toronto time) on the date at which the Canadian Agent is then offering to purchase bankers’ acceptances accepted by it having the specified term and face amount (or a term and face amount as closely as possible comparable to such specified term and face amount) of the bankers’ acceptance.

“CERCLA” - see Section 9.14.

“Change of Law” means any change in (or in the interpretation administration or application of) any law or any published practice or concession of any relevant taxing authority.

“Change of Control” means (a) any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act), becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50%, or more, of the common stock of the Company having the right to vote for the election of members of the board of directors, or (b) a majority of the members of the board of directors of the Company do not constitute Continuing Directors.

“Code” means the Internal Revenue Code of 1986.

“Commitment” means, as to any Lender, such Lender’s commitment to make Loans, accept and purchase Bankers’ Acceptances (or BA Equivalent Loans) and to issue or participate in Letters of Credit, under this Agreement; provided, however, the commitment to make Canadian Revolving Loans under this Agreement shall be a sub-facility of the Commitments to be provided by Canadian Lenders (the “Canadian Sub-Facility Commitment”). The initial amount of each Lender’s Commitment and Canadian Sub-Facility Commitment is set forth on Schedule 2.1.

“Company” - see the Preamble.

“Computation Period” means each period of four consecutive Fiscal Quarters ending on the last day of a Fiscal Quarter (with the first such Computation Period ending on December 31, 2006).

“Consolidated Net Income” means, with respect to the Company and its Subsidiaries for any period, the net income (or loss) of the Company and its Subsidiaries for such period, excluding any gains from Asset Sales, any extraordinary gains and any gains from discontinued operations.

“Continuing Director” means (a) any member of the board of directors of the Company who was a director of the Company on the Effective Date, and (b) any individual who becomes a member of the board of directors after the Effective Date if such individual was appointed or nominated for election to the board of directors by a majority of the Continuing Directors, but excluding any such individual originally proposed for election in opposition to the board of directors of the Company in office at the Effective Date in an actual or threatened election contest relating to the election of the directors of the Company (as such terms are used in Rule 14a-11 under the Exchange Act) and whose initial assumption of office resulted from such contest or the settlement thereof.

“Contract Period” means, as to any Bankers’ Acceptance or BA Equivalent Loan, the period commencing on the date such advance, conversion or continuation by way of such Bankers’ Acceptance or BA Equivalent Loan and ending on the date one, two, three or six months thereafter as selected by the Company pursuant to Section 2.2.2 or 2.2.3, as the case may be; provided that:

(a) if any Contract Period would otherwise end on a day that is not a Business Day, such Contract Period shall be extended to the following Business Day unless the result of such extension would be to carry such Contract Period into another calendar month, in which event such Contract Period shall end on the preceding Business Day;

(b) any Contract Period that begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Contract Period shall end on the last Business Day of the calendar month at the end of such Contract Period; and

(c) the Company may not select any Contract Period which would extend beyond the scheduled Termination Date.

“Controlled Group” means all members of a controlled group of corporations and all members of a controlled group of trades or businesses (whether or not incorporated) under common control which, together with the Company, are treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

“Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, whether or not evidenced by bonds, debentures, notes or similar instruments, (b) all obligations of such Person as lessee under Capital Leases which have been or should be recorded as liabilities on a balance sheet of such Person in accordance with GAAP, (c) all obligations of such Person to pay the deferred purchase price of property or services (excluding trade accounts payable in the ordinary course of business), (d) all indebtedness secured by a Lien on the property of such Person, whether or not such indebtedness shall have been assumed by such Person, (e) all obligations, contingent or otherwise, with respect to the face amount of all letters of credit (whether or not drawn) and banker’s acceptances issued for the account of such Person (including the Letters of Credit), (f) all Hedging Obligations of such Person, (g) all Suretyship Liabilities of such Person and (h) all Debt of any partnership of which such Person is a general partner.

“Disposal” - see the definition of “Release”.

“Dollar” and the sign “$” mean lawful money of the United States of America.

“Dollar Equivalent” means (a) with respect to an Alternate Currency Loan, the Dollar equivalent of the amount of such Alternate Currency Loan denominated in an Alternate Currency, determined by the Administrative Agent on the basis of the Spot Rate for the purchase of the relevant Alternate Currency with Dollars for delivery on the date such Alternate Currency Loan is advanced or Letter of Credit issued, and (b) with respect to any other amount, (i) if such amount is denominated in Dollars, then such amount in Dollars, and (ii) if such amount is not denominated in Dollars, then the Dollar equivalent of such amount, determined by Administrative Agent on the basis of the Spot Rate for the purchase of the relevant Alternate Currency with Dollars for delivery on such date; provided, however, that, in calculating the Dollar Equivalent for purposes of determining (A) any Borrower’s obligation to prepay Loans, or (B) any Borrower’s ability to request additional Loans, the Administrative Agent may, in its discretion, on any Business Day selected by the Administrative Agent (prior to payment in full of the Obligations), calculate the Dollar Equivalent of each such Loan. The Administrative Agent shall notify the Company of the Dollar Equivalent of such Alternate Currency Loan or any other amount, at the time that such Dollar Equivalent shall have been determined.

“EBITDA” means, for any period, Consolidated Net Income for such period plus, to the extent deducted in determining such Consolidated Net Income, (a) Interest Expense, (b) income tax expense, (c) depreciation and amortization for such period, (d) any extraordinary losses, (e) losses from discontinued operations, (f) non-cash stock options or other compensation, (g) any impairment in goodwill pursuant to GAAP, and (h) other non-cash charges and non-recurring expenses (including, without limitation, any litigation expenses, settlements and judgments and any acquisition related severance expenses); provided, that such non-recurring expenses do not exceed (x) to the extent paid in cash, $10,000,000 in any consecutive twelve (12) month period, plus (y) the amount of any settlement or judgment with respect to the matter set forth on Schedule 10.6.

“EBITDAR” means, for any period, EBITDA for such period plus, to the extent deducted in determining such EBITDA, the consolidated office rental expense of the Company and its Subsidiaries for such period, net of sublease office rental income.

“Effective Date” - see Section 11.1.

“Eligible Currency” mean any currency other than Dollars (a) that is readily available, (b) that is freely traded, (c) in which deposits are customarily offered to banks in London interbank market, (d) which is convertible into Dollars in the international interbank market and (e) as to which a Dollar Equivalent may be readily calculated.

“Environmental Claims” means all claims, however asserted, by any governmental, regulatory or judicial authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment.

“Environmental Laws” means all present or future federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any governmental authority, in each case relating to Environmental Matters.

“Environmental Matters” means any matter arising out of or relating to health and safety, or pollution or protection of the environment or workplace, including any of the foregoing relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, discharge, release, control or cleanup of any Hazardous Substance.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Eurocurrency Loan” means any Loan which bears interest at a rate determined by reference to a Eurocurrency Rate.

“Eurocurrency Margin” - see the definition of Applicable Margin.

“Eurocurrency Office” means with respect to any Lender the office or offices of such Lender which shall be making or maintaining the Eurocurrency Loans of such Lender hereunder. A Eurocurrency Office of any Lender may be, at the option of such Lender, either a domestic or foreign office.

“Eurocurrency Rate” means (a) with respect to a LIBOR Loan, the LIBOR Rate, and (b) with respect to an Alternate Currency Loan denominated in British Pounds Sterling or Euros, the Alternate Currency Rate.

“Event of Default means any of the events described in Section 12.1.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Facility Fee Rate” - see the definition of Applicable Margin.

“Federal Funds Rate” means, for any day, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Lender of New York (including any such successor publication, “H.15(519)”) on the preceding Business Day opposite the caption “Federal Funds (Effective)”; or, if for any relevant day such rate is not so published on any such preceding Business Day, the rate for such day will be the arithmetic mean as determined by the Administrative Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 A.M. (New York City time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by the Administrative Agent.

“Fiscal Quarter” means a fiscal quarter of a Fiscal Year.

“Fiscal Year” means the fiscal year of the Company and its Subsidiaries, which period shall be the 12-month period ending on December 31 of each year. References to a Fiscal Year with a number corresponding to any calendar year (e.g., “Fiscal Year 2005”) refer to the Fiscal Year ending on December 31 of such calendar year.

“Fixed Charge Coverage Ratio” means, for any Computation Period, the ratio of (a) EBITDAR, to (b) the sum of the following, without duplication, (i) Interest Expense, (ii) the cash portion of any earn-out payments in connection with any Acquisition, (iii) the cash portion of any payment of Debt or deferred purchase price in connection with any Acquisition, and (iv) the consolidated office rental expense of the Company and its Subsidiaries for such period, net of sublease office rental income.

“Foreign Borrower” shall mean the Canadian Borrower and the UK Borrower, each of which is a Foreign Subsidiary of the Company.

“Foreign Subsidiary” shall mean a Subsidiary that is organized outside of the United States.

“FRB” means the Board of Governors of the Federal Reserve System or any successor thereto.

“Funded Debt” means, as to any Person, all Debt of such Person that matures more than one year from the date of its creation (or is renewable or extendible, at the option of such Person, to a date more than one year from such date).

“FX Trading Office” shall mean the Chicago office of the Administrative Agent, or such other office of the Administrative Agent or its parent, ABN AMRO, as the Administrative Agent may designate from time to time.

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the United States accounting profession), which are applicable to the circumstances as of the date of determination.

“Group” - see Section 2.2.1(a).

“Guarantor” means each Significant Subsidiary.

“Guaranty” means a guaranty substantially in the form of Exhibit C.

“Hazardous Substances” - see Section 9.14.

“Hedging Agreement” means any interest rate, currency or commodity swap agreement, cap agreement or collar agreement, and any other agreement or arrangement designed to protect a Person against fluctuations in interest rates, currency exchange rates or commodity prices.

“Hedging Obligation” means, with respect to any Person, any liability of such Person under any Hedging Agreement.

“Interest Expense” means for any period the consolidated interest expense of the Company and its Subsidiaries for such period (including all imputed interest on Capital Leases).

“Interest Period” means, as to any Eurocurrency Loan, the period commencing on the date such Loan is borrowed or continued as, or converted into, a Eurocurrency Loan and ending on the date one, two, three or six months thereafter as selected by the Company pursuant to Section 2.2.2 or 2.2.3, as the case may be; provided that:

(a) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;

(b) any Interest Period that begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) the Company may not select any Interest Period for a Revolving Loan which would extend beyond the scheduled Termination Date.

“Investment” means, relative to any Person, any investment in another Person, whether by acquisition of any debt or equity security, by making any loan or advance or by becoming obligated with respect to a Suretyship Liability in respect of obligations of such other Person (other than travel and similar advances to employees in the ordinary course of business).

“Issuing Bank” means LaSalle in its capacity as the issuer of Letters of Credit hereunder and its successors and assigns in such capacity.

“LaSalle” - see the Preamble.

“L/C Application” means, with respect to any request for the issuance of a Letter of Credit, a letter of credit application in the form being used by the Issuing Bank at the time of such request for the type of letter of credit requested.

“L/C Fee Rate” - see the definition of Applicable Margin.

“Lender” - see the Preamble. References to the “Lenders” shall include the Issuing Bank; for purposes of clarification only, to the extent that LaSalle (or any successor Issuing Bank) may have any rights or obligations in addition to those of the other Lenders due to its status as Issuing Bank, its status as such will be specifically referenced.

“Letter of Credit” - see Section 2.1.2.

“LIBOR Loan” means any Loan which bears interest at a rate determined by reference to the LIBOR Rate.

“LIBOR Rate” means a rate of interest equal to (a) the per annum rate of interest at which United States dollar deposits in an amount comparable to the amount of the relevant LIBOR Loan and for a period equal to the relevant Interest Period are offered in the London Interbank Eurodollar market at 11:00 A.M. (London time) two (2) Business Days prior to the commencement of such Interest Period (or three (3) Business Days prior to the commencement of such Interest Period if banks in London, England were not open and dealing in offshore United States dollars on such second preceding Business Day), as displayed in the Bloomberg Financial Markets system (or, if the Bloomberg Financial Markets Information Service system is not available, an authoritative source selected by Administrative Agent in its sole discretion) or, if the Bloomberg Financial Markets system or another authoritative source is not available, as the LIBOR Rate is otherwise determined by the Administrative Agent in its sole and absolute discretion, divided by (b) a number determined by subtracting from 1.00 the then stated maximum reserve percentage for determining reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency funding or liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D), such rate to remain fixed for such Interest Period. The Administrative Agent’s determination of the LIBOR Rate shall be conclusive, absent manifest error.

“Lien” means, with respect to any Person, any interest granted by such Person in any real or personal property, asset or other right owned or being purchased or acquired by such Person which secures payment or performance of any obligation and shall include any mortgage, lien, encumbrance, charge or other security interest of any kind, whether arising by contract, as a matter of law, by judicial process or otherwise.

“Loan Documents” means this Agreement, the Notes, the Guaranty, the Master L/C Agreement and the L/C Applications.

“Loan Party” means the Borrowers and each Guarantor.

“Loans” means Revolving Loans.

“Margin Stock” means any “margin stock” as defined in Regulation U.

“Master L/C Agreement” means a Master Letter of Credit Agreement in the form being used by the Issuing Bank at such time.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the financial condition, operations, assets, business, properties or prospects of the Company and its Subsidiaries taken as a whole, (b) a material impairment of the ability of the Company or any Subsidiary to perform any of its obligations under any Loan Document, (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Company or any Loan Party of any Loan Document, or (d) a loss or termination of any material license or agreement.

“Multiemployer Pension Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Company or any member of the Controlled Group may have any liability.

“Navigant Hong Kong” means Navigant Consulting (Asia), Ltd., a Hong Kong company.

“Non-BA Lender” means any Canadian Lender which has advised the Canadian Agent that it is unwilling or unable to accept Drafts as provided in Section 2.4.4 and that it will make BA Equivalent Loans in lieu of accepting and purchasing Bankers’ Acceptances hereunder.

“Non-US Participant” - see Section 7.6.

“Note” - see Section 3.1.

“Obligations” means, collectively, (a) all indebtedness and other obligations incurred by the Loan Parties to any Agent, the Issuing Bank or any Lender pursuant to this Agreement, and includes the principal of and interest on all Loans and all obligations pursuant to Letters of Credit, (b) each extension, renewal or refinancing of the foregoing, in whole or in part, (c) the facility and other fees payable hereunder, and (d) all fees and charges in connection with Letters of Credit.

“Operating Lease” means any lease of (or other agreement conveying the right to use) any real or personal property by the Company or any Subsidiary, as lessee, other than any Capital Lease.

“Ordinary Course of Business” means, in respect of any transaction involving the Company or any Subsidiary of the Company, the ordinary course of such Person’s business, as conducted by any such Person in accordance with past practice and undertaken by such Person in good faith and not for purposes of evading any covenant or restriction in any Loan Documents.

“Organizational Documents” shall mean, with respect to any Person (other than an individual), such Person’s Articles (Certificate) of Incorporation, operating agreement or equivalent formation documents, and Regulations (Bylaws), or equivalent governing documents, and any amendments to any of the foregoing.

“PBGC” means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

“Pension Plan” means a “pension plan”, as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a Multiemployer Pension Plan), and to which the Company or any member of the Controlled Group may have any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

“Permitted Acquisition” means an Acquisition by the Company which meets all of the following criteria:

(i) the transaction has been approved by the proposed seller’s board of directors or by the board of directors of the Person subject to the Acquisition.

(ii) the Person being acquired is predominantly in the consulting or professional service business.

(iii) immediately prior and immediately after the proposed Acquisition no Event of Default or Unmatured Event of Default shall have occurred or be continuing, and the Company and its Subsidiaries will be in compliance with all financial covenants on a pro forma basis.

(iv) immediately prior and immediately after the proposed Acquisition, the Borrowers shall have a minimum availability to request Revolving Loans of $10,000,000.

(v) If the Purchase Price (as defined below) of such proposed Acquisition is greater than or equal to $2,500,000, then the Administrative Agent and the Lenders shall have (x) received a summary of the principal terms of such Acquisition, and (y) the Person being acquired shall present not less than a break even EBITDA adjusted to reflect proposed post-acquisition salaries and bonus expenses and to exclude personal expenses incurred pre-acquistion.

(vi) any Debt assumed or incurred to support the Purchase Price of such Acquisition shall be either (x) paid in full within thirty (30) days of such Acquisition, or (y) shall be permitted under Section 10.22 and consented by in writing by the Administrative Agent.

For the purposes of this definition, “Purchase Price” shall mean the consideration to be paid for the Acquisition at closing (specifically including, cash, stock and the assumption of any Debt or other liabilities, but specifically excluding any contingent earn-outs, compensation for services, stock option expenses and non-compete payments).

“Person” means any natural person, corporation, partnership, trust, limited liability company, association, governmental authority or unit, or any other entity, whether acting in an individual, fiduciary or other capacity.

“Prime Rate” means, for any day, the rate of interest in effect for such day as publicly announced from time to time by Administrative Agent as its prime rate (whether or not such rate is actually charged by Administrative Agent). Any change in the Prime Rate announced by Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change.

“Pro Rata Share of the Total Facility” means, with respect to a Lender (x) prior to the Commitments being terminated or reduced to zero, the percentage obtained by dividing (i) such Lender’s Commitment, by (ii) the aggregate Commitment of all Lenders and (y) from and after the time the Commitments have been terminated or reduced to zero, the percentage obtained by dividing (i) the aggregate unpaid principal amount of such Lender’s Revolving Outstandings by (ii) the aggregate unpaid principal amount of all Revolving Outstandings.

“Pro Rata Share of the Canadian Sub-Facility” means, with respect to a Canadian Lender’s obligation to make Canadian Revolving Loans and accept and purchase Bankers’ Acceptances (or BA Equivalent Loans) and receive payments of interest, fees, and principal with respect thereto, (x) prior to the Commitments being terminated or reduced to zero, the percentage obtained by dividing

(i) such Lender’s Canadian Sub-Facility Commitment as set forth in Schedule 2.1 or in the most recent Assignment Agreement to which it is a party, by (ii) the aggregate amount of all of the Canadian Lenders’ Canadian Sub-Facility Commitments, and (y) from and after the time the Commitments have been terminated or reduced to zero, the percentage obtained by dividing (i) the aggregate unpaid principal amount of such Lender’s Revolving Outstandings with respect to Canadian Revolving Loans by (ii) the aggregate unpaid principal amount of all Revolving Outstandings with respect to Canadian Revolving Loans.

“Qualifying UK Lender” means a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under this Agreement and is:

(i) a Lender:

(A) which is a “bank” (as defined for the purpose of section 349 of the Taxes Act) making an advance under this Agreement; or

(B) in respect of an advance made under this Agreement by a person that was a “bank” (as defined for the purpose of section 349 of the Taxes Act) at the time that that advance was made,

and which is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance;

(ii) a Lender which is:

(A) a company resident in the United Kingdom for United Kingdom tax purposes;

(B) a partnership each member of which is:

(1) a company so resident in the United Kingdom; or

(2) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which is required to bring into account in computing its chargeable profits (within the meaning of section 11(2) of the Taxes Act) the whole of any share of interest payable in respect of an advance under this Agreement that falls to it by reason of sections 114 and 115 of the Taxes Act;

(C) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of an advance under this Agreement in computing its chargeable profits (for the purposes of section 11(2) of the Taxes Act); or

(iii) a UK Treaty Lender.

“RCRA” - see Section 9.14.

“Regulation D” means Regulation D of the FRB.

“Regulation U” means Regulation U of the FRB.

“Release” has the meaning specified in CERCLA and the term “Disposal” (or “Disposed”) has the meaning specified in RCRA; provided that in the event either CERCLA or RCRA is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply as of the effective date of such amendment; and provided, further, that to the extent that the laws of a state wherein any affected property lies establish a meaning for “Release” or “Disposal” which is broader than is specified in either CERCLA or RCRA, such broader meaning shall apply.

“Required Lenders” means Lenders having Pro Rata Shares of the Total Facility aggregating 51.0% or more.

“Responsible Officer” means the chief executive officer, chief financial officer or the president of the Company, or any other officer having substantially the same authority and responsibility; or with respect to compliance with financial covenants, the chief financial officer or the treasurer of the Company, or any other officer having substantially the same authority and responsibility.

“Reserve for Hedging Obligations” means an amount which the Administrative Agent establishes as an appropriate reserve against financial risk with respect to any agreements between the Company (or any of its Subsidiaries) and any Lender or other financial institution relating to currency exchange rates.

“Revolving Loan” - see Section 2.1.1.

“Revolving Outstandings” means, at any time, the sum of (a) the aggregate principal amount of all outstanding Revolving Loans, plus (b) the Stated Amount of all Letters of Credit, plus (c) the Stated Amount of all Bankers’ Acceptances and BA Equivalent Loans.

“SEC” means the Securities and Exchange Commission or any other governmental authority succeeding to any of the principal functions thereof.

“Significant Subsidiary” means each direct and indirect, Subsidiary of a Borrower that is organized within the United States, whether now existing or hereafter acquired or created, which either (x) has assets in excess of $5,000,000 at any time, or (y) has gross revenues in excess of $20,000,000 in any consecutive twelve (12) month period.

“Spot Rate” shall mean, for any Alternate Currency, the rate quoted by the Administrative Agent as the spot rate for the purchase by the Administrative Agent of such Alternate Currency at the prevailing interbank rate with another currency through its FX Trading Office at approximately 9:00 a.m., Chicago time, on the date two (2) Business Days prior to the date as of which the foreign exchange computation is made.

“Stated Amount” means, with respect to (a) any Letter of Credit at any date of determination, (i) the maximum aggregate amount available for drawing thereunder under any and all circumstances plus (ii) the aggregate amount of all unreimbursed payments and disbursements under such Letter of Credit and (b) any Bankers’ Acceptance or BA Equivalent Loan, the face amount of such Bankers’ Acceptance or BA Equivalent Loan.

“Subordinated Debt” means any unsecured Debt of the Company which has subordination terms, covenants, pricing and other terms which have been approved in writing by the Required Lenders.

“Subsidiary” means, with respect to any Person, a corporation, partnership, limited liability company or other entity of which such Person and/or its other Subsidiaries own, directly or indirectly, such number of outstanding shares or other ownership interests as have more than 50% of the ordinary voting power for the election of directors or other managers of such corporation, partnership, limited liability company or other entity. Unless the context otherwise requires, each reference to Subsidiaries herein shall be a reference to Subsidiaries of the Company.

“Suretyship Liability” means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to or otherwise to invest in a debtor, or otherwise to assure a creditor against loss) any indebtedness, obligation or other liability of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the shares of any other Person. The amount of any Person’s obligation in respect of any Suretyship Liability shall (subject to any limitation set forth therein) be deemed to be the principal amount of the debt, obligation or other liability supported thereby.

“Taxes” means any and all present or future income, excise, stamp or franchise taxes and other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any taxing authority, excluding franchise taxes and taxes imposed on or measured by the Administrative Agent’s or any Lender’s net income or receipts.

“Tax Credit” means a credit against, relief for or set-off or repayment of any Taxes.

“Taxes Act” means the Income and Corporation Taxes Act 1988 of the United Kingdom.

“Termination Date” means the earlier to occur of (a) October 31, 2011 or (b) such other date on which the Commitments terminate pursuant to Section 6 or 12.

“Total Debt” means all Debt of the Company and its Subsidiaries, determined on a consolidated basis, excluding (i) contingent obligations in respect of Suretyship Liabilities (except to the extent constituting Suretyship Liabilities in respect of Debt of a Person other than the Company or any Subsidiary) and (ii) Hedging Obligations.

“Total Debt to EBITDA Ratio” means, as of the last day of any Fiscal Quarter, the ratio of (i) Total Debt as of such day to (ii) EBITDA for the Computation Period ending on such day.

“Type of Loan or Borrowing” - see Section 2.2.1(a).

“UK Borrower” means Navigant Consulting (Europe) Limited, a corporation organized under the laws of the United Kingdom.

“UK Tax Confirmation” means a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance under this Agreement is:

(a) a company resident in the United Kingdom for United Kingdom tax purposes;

(b) a partnership each member of which is:

(i) a company so resident in the United Kingdom; or

(ii) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (for the purposes of section 11(2) of the Taxes Act) the whole of any share of interest payable in respect of an advance under this Agreement that falls to it by reason of sections 114 and 115 of the Taxes Act; or

(c) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of an advance under this Agreement in computing its chargeable profits (within the meaning of section 11(2) of the Taxes Act) of that company.

“UK Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under this Agreement in respect of any Taxes in the United Kingdom.

“UK Treaty Lender” means a Lender which:

(a) is treated as a resident of a UK Treaty State for the purposes of the UK Treaty between the United Kingdom and that UK Treaty State and is entitled to full exemption from United Kingdom income tax on interest under such UK Treaty; and

(b) does not carry on a business in the United Kingdom through a permanent establishment with which that Lender’s participation in the Loan is effectively connected.

“UK Treaty State” means a jurisdiction having a Treaty with the United Kingdom.

“UK Treaty” means a double taxation agreement which makes provision for full exemption from tax imposed by the United Kingdom on interest.

“US Withholding Certificate” - see Section 7.6.

“Unmatured Event of Default” means any event that, if it continues uncured, will, with lapse of time or notice or both, constitute an Event of Default.

“Value Added Tax” means value added tax imposed under the laws of the United Kingdom.

“Wholly-Owned Subsidiary” means, as to any Person, another Person all of the shares of capital stock or other ownership interests of which (except directors’ qualifying shares) are at the time directly or indirectly owned by such Person and/or another Wholly-Owned Subsidiary of such Person.

1.2 Other Interpretive Provisions. (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(c) The term “including” is not limiting and means “including without limitation.”

(d) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.”

(e) Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation shall be construed as including all statutory and regulatory provisions amending, replacing, supplementing or interpreting such statute or regulation.

(f) This Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and each shall be performed in accordance with its terms.

(g) This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Administrative Agent, the Company, the Lenders and the other parties thereto and are the products of all parties. Accordingly, they shall not be construed against the Administrative Agent or the Lenders merely because of the Administrative Agent’s or Lenders’ involvement in their preparation.

(h) Unless otherwise specified in this Agreement, all references to dollar amounts (without further description) will mean US Dollars.

SECTION 2 COMMITMENTS OF THE LENDERS; BORROWING,

CONVERSION AND LETTER OF CREDIT PROCEDURES.

2.1 Commitments. On and subject to the terms and conditions of this Agreement, each of the Lenders, severally and for itself alone, agrees to make loans to, accept and purchase Bankers’ Acceptances (or BA Equivalent Loans) and to issue or participate in letters of credit for the account of, the Borrowers as follows:

2.1.1 Revolving Loan Commitment; Accordion Feature. (a) Each Lender will make loans to the Company or a Foreign Borrower on a revolving basis (“Revolving Loans”) to the extent such Lender has a Commitment to provide such Revolving Loans in Dollars or an Alternate Currency from time to time until the Termination Date as the Company may request; provided that:

(i) The Revolving Outstandings will not at any time exceed the Aggregate Commitment Amount less any Reserve for Hedging Obligations.

(ii) Subject to Section 8.5, advances of Canadian Revolving Loans shall only be extended solely by the Canadian Lenders to the Canadian Borrower.

(iii) The Revolving Outstandings with respect to Canadian Revolving Loans shall not exceed the Canadian Dollar Maximum Amount.

(iv) The Alternate Currency Exposure shall not exceed the Alternate Currency Maximum Amount.

(b) The Company may elect to increase the Aggregate Commitment Amount by an incremental amount up to $150,000,000 (for an aggregate amount of $350,000,000), provided, that, no Event of Default or Unmatured Event of Default then exists, the Administrative Agent provides its written consent and either (i) Lenders agree to increase their Commitments to include such increase in the Aggregate Commitment Amount, (ii) additional financial institutions become Lenders hereunder which increases the Aggregate Commitment Amount to such increased amount, or (iii) any combination of (i) and (ii).

2.1.2 L/C Commitment. (a) The Issuing Bank will issue standby letters of credit in Dollars or an Alternate Currency (at the Company’s election), in each case containing such terms and conditions as are permitted by this Agreement and are reasonably satisfactory to the Issuing Bank (each a “Letter of Credit”), at the request of the Company and for the account of the Company from time to time before the date which is 30 days prior to the Termination Date and (b) as more fully set forth in Section 2.3.2, each Lender agrees to purchase a participation in each such Letter of Credit; provided that (i) the aggregate Stated Amount of all Letters of Credit shall not at any time exceed $50,000,000 and (ii) the Revolving Outstandings will not at any time exceed the Aggregate Commitment Amount.

2.2 Loan Procedures.

2.2.1 Various Types of Loans; Ratable Loans.

(a) Each Revolving Loan shall be divided into tranches which are, either a Base Rate Loan, a Canadian Prime Rate Loan, a Eurocurrency Loan (which may be either a LIBOR Loan or an Alternate Currency Loan), a Bankers’ Acceptance or a BA Equivalent Loan (each a “type” of Loan), as the Company shall specify in the related notice of borrowing or conversion pursuant to Section 2.2.2 or 2.2.3. Bankers’ Acceptances or BA Equivalent Loans having the same Contract Period are sometimes called a “BA Group” or collectively “BA Groups.” Eurocurrency Loans having the same Interest Period are sometimes called a “Eurocurrency Group” or collectively “Eurocurrency Groups”. BA Groups and Eurocurrency Groups are sometimes collectively called “Groups.” Base Rate Loans and Eurocurrency Loans may be outstanding at the same time, provided that not more than (x) six (6) different Groups of Eurocurrency Loans which are Alternate Currency Loans shall be outstanding at any one time, (y) eight (8) different Groups of Eurocurrency Loans which are not Alternate Currency Loans or BA Groups shall be outstanding at any one time, and (z) all Revolving Loans that are denominated in Canadian Dollars (other than the Canadian Revolving Loans) shall be treated at BA Equivalent Loans or Eurocurrency Loans (i.e., they may not be Base Rate Loans or Canadian Prime Rate Loans).

(b) All borrowings, conversions and repayments of Revolving Loans shall be effected so that (x) each Canadian Lender will have a ratable portion of the Canadian Revolving Loans based upon their respective Pro Rata Share of the Canadian Sub-Facility, and (y) after taking into account of the Canadian Revolving Loans, to the extent possible (as reasonably determined by the Administrative Agent), each Lender will have a ratable portion of all other types and Groups of Loans, as applicable, so that each Lender’s Revolving Outstandings shall be based upon (but may not be equal to) their respective Pro Rata Share of the Total Facility. For avoidance of doubt, (i) the ratio of a Lender’s Revolving Outstandings to the aggregate amount of all Revolving Outstandings may not equal such Lender’s Pro Rata Share of the Total Facility as a result of the Canadian Revolving Loans, (ii) a Lender’s ratable portion of the Canadian Revolving Loans may exceed the its Pro Rata Share of the Total Facility provided that its ratable portion of the Revolving Loans does not exceed its Pro Rata Share of the Total Facility, and (iii) if any Canadian Revolving Loans are outstanding, the Revolving Loans (other than the Canadian Revolving Loans) shall be allocated to the Lenders that do not have a Canadian Lender that is an Affiliate in order to equalize the Revolving Outstandings among the Lenders in accordance with each Lender’s Pro Rata Share of the Total Facility.

2.2.2 Borrowing Procedures. The Company shall give written notice or telephonic notice (followed immediately by written confirmation thereof) to the Administrative Agent of each proposed borrowing not later than:

(a) in the case of a Base Rate borrowing, noon, Chicago time, on the proposed date of such borrowing;

(b) in the case of a LIBOR Rate borrowing, noon, Chicago time, at least two (2) Business Days prior to the proposed date of such borrowing;

(c) in the case of an Alternate Currency Rate borrowing denominated in British Pounds Sterling or Euros, noon, Chicago time, at least three (3) Business Days prior to the proposed date of such borrowing;

(d) in the case of a Canadian Prime Rate Loan, Bankers’ Acceptance or a BA Equivalent Loan, noon, Chicago time, at least four (4) Business Days prior to the proposed date of such borrowing.

Each such notice shall be effective upon receipt by the Administrative Agent, shall be irrevocable, and shall specify the date, amount and type of borrowing, in the case of a Eurocurrency Rate borrowing, the initial Interest Period therefor and, in the case of a Bankers’ Acceptance or a BA Equivalent Loan, the initial Contract Period therefor. Promptly upon receipt of such notice, the Administrative Agent shall advise each Lender (and the Canadian Agent, if applicable) thereof. Not later than 1:00 P.M., Chicago time, on the date of a proposed borrowing, each Lender shall provide the Administrative Agent (or the Canadian Agent, as applicable) at the office specified by the Administrative Agent (or the Canadian Agent, as applicable) with immediately available funds covering such Lender’s portion of such borrowing (as determined by Section 2.2.1(b)) and, so long as the Administrative Agent has not received written notice that the conditions precedent set forth in Section 11 with respect to such borrowing have not been satisfied, the Administrative Agent (or the Canadian Agent, as applicable) shall pay over (on the date of the requested borrowing as specified above) the funds received by (i) the Administrative Agent to the Company or the UK Borrower, in the case of a Base Rate borrowing, Eurocurrency Rate borrowing or Alternate Currency Rate borrowing, as applicable, and (ii) the Canadian Agent to the Canadian Borrower, in the case of a Canadian Revolving Loan. Each borrowing shall be on a Business Day. Each Base Rate Loan shall be in an aggregate amount of at least $500,000 and an integral multiple of $100,000, and each Eurocurrency Rate borrowing and Canadian Revolving Loan shall be in an aggregate amount of at least $500,000 and an integral multiple of at least $100,000 (or, with respect to an Alternate Currency Loan, such approximately comparable amount as shall result in a rounded number).

2.2.3 Conversion and Continuation Procedures. (a) Subject to Section 2.2.1, the Company may, upon irrevocable written notice to the Administrative Agent in accordance with clause (b) below:

(i) elect, as of any Business Day, to convert any Base Rate Loans to LIBOR Rate Loans or LIBOR Rate Loans to Base Rate Loans (in each case, in an aggregate amount not less than $500,000 or a higher integral multiple of $100,000); or

(ii) elect, as of the last day of the applicable Interest Period, to continue any Eurocurrency Loans having Interest Periods expiring on such day (or any part thereof in an aggregate amount not less than $500,000 or a higher integral multiple of $100,000) for a new Interest Period; or

(iii) elect, as of the last day of the applicable Contract Period, to continue any Bankers’ Acceptances or BA Equivalent Loans having Contract Periods expiring on such day (or any part thereof in an aggregate amount not less than $500,000 or a higher integral multiple of $100,000) for a new Contract Period;

provided that after giving effect to any prepayment, conversion or continuation, the aggregate principal amount of each Group of Eurocurrency Loans and each BA Group shall be at least

$500,000 and an integral multiple of $100,000 (or, with respect to an Alternate Currency Loan, such approximately comparable amount as shall result in a rounded number).

(b) The Company shall give written or telephonic (followed immediately by written confirmation thereof) notice to the Administrative Agent of each proposed conversion or continuation not later than (w) in the case of conversion into Base Rate Loans, noon, Chicago time, on the proposed date of such conversion, (x) in the case of conversion into or continuation of LIBOR Loans, noon, Chicago time, at least two (2) Business Days prior to the proposed date of such conversion or continuation, (y) in the case of continuation of Alternate Currency Loans denominated in British Pounds Sterling or Euros, noon, Chicago time, at least three (3) Business Days prior to the proposed date of such continuation and (z) in the case of continuation of Canadian Revolving Loans, noon, Chicago time, at least four (4) Business Days prior to the proposed date of such continuation, specifying in each case:

(i) the applicable Borrower;

(ii) the proposed date of conversion or continuation;

(iii) the aggregate amount of Loans to be converted or continued;

(iv) the type of Loans resulting from the proposed conversion or continuation;

(v) in the case of conversion of Base Rate Loans into LIBOR Rate Loans, or continuation of, Eurocurrency Loans, the duration of the requested Interest Period therefore; and

(vi) in the case of conversion of into, or continuation of, Bankers’ Acceptances or BA Equivalent Loans, the duration of the requested Contract Period therefor.

(c) If, upon the expiration of any Interest Period applicable to LIBOR Loans, the Company has failed to select timely a new Interest Period to be applicable to such LIBOR Loans, the Company shall be deemed to have elected to convert such LIBOR Loans into Base Rate Loans effective on the last day of such Interest Period.

(d) If, upon the expiration of any Interest Period applicable to Alternate Currency Loans denominated in British Pounds Sterling or Euros, the Company has failed to select timely a new Interest Period to be applicable to such Alternate Currency Loans, the Company shall be deemed to have elected to continue such Alternate Currency Loans into Alternate Currency Loans with a one month Interest Period.

(e) If, upon the expiration of any Contract Period applicable to Bankers’ Acceptances or BA Equivalent Loans, the Company has failed to select timely a new Contract Period to be applicable to such Bankers’ Acceptances or BA Equivalent Loans, the Company shall be deemed to have elected to convert such Bankers’ Acceptances or BA Equivalent Loans into Canadian Prime Rate Loans effective on the last day of such Contract Periods.

(f) The Administrative Agent will promptly notify each Lender (and Canadian Agent, as applicable) of its receipt of a notice of conversion or continuation pursuant to this Section 2.2.3 or, if no timely notice is provided by the Company, of the details of any automatic conversion or continuation.

(g) Any conversion of a Eurocurrency Loan on a day other than the last day of an Interest Period therefor or Bankers’ Acceptance or BA Equivalent Loan on a day other than the last day of a Contract Period therefor shall be subject to Section 8.4.

(h) No LIBOR Loan may be continued as such and no Prime Rate Loan may be converted into a LIBOR Loan, when any Event of Default or Default shall have occurred and be continuing at such time.

2.3 Letter of Credit Procedures.

2.3.1 L/C Applications. Provided that the Company has executed and delivered a Master L/C Agreement to the Issuing Bank, the Company shall give notice to the Administrative Agent and the Issuing Bank of the proposed issuance of each Letter of Credit on a Business Day which is at least three Business Days (or such lesser number of days as the Administrative Agent and the Issuing Bank shall agree in any particular instance in their sole discretion) prior to the proposed date of issuance of such Letter of Credit. Each such notice shall be accompanied by an L/C Application, duly executed by the Company and in all respects satisfactory to the Administrative Agent and the Issuing Bank, together with such other documentation as the Administrative Agent or the Issuing Bank may request in support thereof, it being understood that each L/C Application shall specify, among other things, the date on which the proposed Letter of Credit is to be issued, the expiration date of such Letter of Credit (which shall not be later than one year after the scheduled Termination Date) and whether such Letter of Credit is to be transferable in whole or in part. So long as the Issuing Bank has not received written notice that the conditions precedent set forth in Section 11 with respect to the issuance of such Letter of Credit have not been satisfied, the Issuing Bank shall issue such Letter of Credit on the requested issuance date. The Issuing Bank shall promptly advise the Administrative Agent of the issuance of each Letter of Credit and of any amendment thereto, extension thereof or event or circumstance changing the amount available for drawing thereunder. In the event of any inconsistency between the terms of the Master L/C Agreement, any L/C Application and the terms of this Agreement, the terms of this Agreement shall control. Notwithstanding anything to the contrary, the Letters of Credit listed on Schedule 2.3.1, shall be deemed to have been issued pursuant to this Agreement on the Effective Date.

2.3.2 Participations in Letters of Credit. Concurrently with the issuance of each Letter of Credit, the Issuing Bank shall be deemed to have sold and transferred to each other Lender, and each other Lender shall be deemed irrevocably and unconditionally to have purchased and received from the Issuing Bank, without recourse or warranty, an undivided interest and participation, to the extent of such other Lender’s portion in such Letter of Credit (as determined by Section 2.2.1(b)) and the Company’s reimbursement obligations with respect thereto. For the purposes of this Agreement, the unparticipated portion of each Letter of Credit shall be deemed to be the Issuing Bank’s “participation” therein. The Issuing Bank hereby agrees, upon request of the Administrative Agent or any Lender, to deliver to the Administrative Agent or such Lender a list of all outstanding Letters of Credit issued by the Issuing Bank, together with such information related thereto as the Administrative Agent or such Lender may reasonably request.

2.3.3 Reimbursement Obligations. The Company hereby unconditionally and irrevocably agrees to reimburse the Issuing Bank for each payment or disbursement made by the Issuing Bank under any Letter of Credit honoring any demand for payment made by the beneficiary thereunder, in each case on the date that such payment or disbursement is made. Any amount not reimbursed on the date of such payment or disbursement shall bear interest from the date of such payment or disbursement to the date that the Issuing Bank is reimbursed by the Company therefor, payable on demand, at a rate per annum equal to the Base Rate from time to time in effect plus the Base Rate Margin from time to time in effect plus, beginning on the third Business Day after receipt of notice from the Issuing Bank of such payment or disbursement, 2%. The Issuing Bank shall notify the Company and the Administrative Agent whenever any demand for payment is made under any Letter of Credit by the beneficiary thereunder; provided that the failure of the Issuing Bank to so notify the Company shall not affect the rights of the Issuing Bank or the Lenders in any manner whatsoever. Upon the Termination Date at the request of the Administrative Agent, the Company shall Cash Collateralize all outstanding Letters of Credit equal to 103% of the Stated Amounts.

2.3.4 Limitation on Obligations of Issuing Bank. In determining whether to pay under any Letter of Credit, the Issuing Bank shall not have any obligation to the Company or any Lender other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and appear to comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by the Issuing Bank under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence and willful misconduct, shall not impose upon the Issuing Bank any liability to the Company or any Lender and shall not reduce or impair the Company’s reimbursement obligations set forth in Section 2.3.3 or the obligations of the Lenders pursuant to Section 2.3.5.

2.3.5 Funding by Lenders to Issuing Bank. If the Issuing Bank makes any payment or disbursement under any Letter of Credit and the Company has not reimbursed the Issuing Bank in full for such payment or disbursement by 11:00 A.M., Chicago time, on the date of such payment or disbursement, or if any reimbursement received by the Issuing Bank from the Company is or must be returned or rescinded upon or during any bankruptcy or reorganization of the Company or otherwise, each other Lender shall be obligated to pay to the Administrative Agent for the account of the Issuing Bank, in full or partial payment of the purchase price of its participation in such Letter of Credit, its portion of such payment or disbursement (as determined by Section 2.2.1(b)) (but no such payment shall diminish the obligations of the Company under Section 2.3.3), and, upon notice from the Issuing Bank, the Administrative Agent shall promptly notify each other Lender thereof. Each other Lender irrevocably and unconditionally agrees to so pay to the Administrative Agent in immediately available funds for the Issuing Bank’s account the amount of such other Lender’s share of such payment or disbursement (as determined by Section 2.2.1(b)). If and to the extent any Lender shall not have made such amount available to the Administrative Agent by 2:00 P.M., Chicago time, on the Business Day on which such Lender receives notice from the Administrative Agent of such payment or disbursement (it being understood that any such notice received after noon, Chicago time, on any Business Day shall be deemed to have been received on the next following Business Day), such Lender agrees to pay interest on such amount to the Administrative Agent for the Issuing

Bank’s account forthwith on demand, for each day from the date such amount was to have been delivered to the Administrative Agent to the date such amount is paid, at a rate per annum equal to (a) for the first three days after demand, the Federal Funds Rate from time to time in effect and (b) thereafter, the Base Rate from time to time in effect. Any Lender’s failure to make available to the Administrative Agent its share of any such payment or disbursement (as determined by Section 2.2.1(b)) shall not relieve any other Lender of its obligation hereunder to make available to the Administrative Agent such other Lender’s share of such payment, but no Lender shall be responsible for the failure of any other Lender to make available to the Administrative Agent such other Lender’s share of any such payment or disbursement (as determined by Section 2.2.1(b)).

2.4 Additional Bankers’ Acceptances Provisions.

2.4.1 To facilitate the procedures contemplated in this Agreement, the Canadian Borrower irrevocably appoints each Canadian Lender from time to time as the attorney-in-fact of the Canadian Borrower to execute, endorse and deliver on behalf of the Canadian Borrower drafts in the forms prescribed by such Canadian Lender (if such Canadian Lender is a BA Lender) for bankers’ acceptances denominated in Canadian Dollars (each such executed draft which has not yet been accepted by a Lender being referred to as a “Draft”). Each Bankers’ Acceptance executed and delivered by a Canadian Lender on behalf of the Canadian Borrower as provided for in this Section shall be as binding upon the Canadian Borrower as if it had been executed and delivered by a duly authorized officer of the Canadian Borrower.

2.4.2 Notwithstanding Section 2.4.1, the Canadian Borrower will from time to time as required by the applicable Canadian Lender provide to the Canadian Lenders an appropriate number of Drafts drawn by the Canadian Borrower upon each BA Lender and either payable to a clearing service (if such BA Lender is a member thereof) or payable to the Canadian Borrower and endorsed in blank by the Canadian Borrower (if such BA Lender is not a member of such clearing service). The dates, the maturity dates and the principal amounts of all Drafts delivered by the Canadian Borrower shall be left blank, to be completed by the Canadian Lenders as required by this Agreement. All such Drafts shall be held by each Canadian Lender subject to the same degree of care as if they were such Canadian Lender’s own property kept at the place at which the Drafts are ordinarily kept by such Canadian Lender. Each Canadian Lender, upon written request of the Company or the Canadian Borrower, will promptly advise the Company and Canadian Borrower of the number and designation, if any, of the Drafts then held by it. No Canadian Lender shall be liable for its failure to accept a Draft as required by this Agreement if the cause of such failure is, in whole or in part, due to the failure of the Canadian Borrower to provide on a timely basis appropriate Drafts to the applicable Canadian Lender as requested by such Canadian Lender on a timely basis.

2.4.3 The Administrative Agent, promptly following receipt of a Notice of Borrowing requesting Bankers’ Acceptances, shall (i) advise the Canadian Agent, (ii) advise each BA Lender of the face amount and the term of the Draft to be accepted by it and (iii) advise each applicable Non-BA Lender of the face amount and term of the BA Equivalent Loan being used to determine the amount and term of its BA Equivalent Loan. The term of all Bankers’ Acceptances issued and each BA Equivalent Loan made pursuant to any Notice of Borrowing shall be identical. Each Bankers’ Acceptance shall be dated as of the date on which it is accepted and purchased and each Bankers’ Acceptance and BA Equivalent Loan shall be for a term of one, two, three or six months provided that in no event shall the term of a Bankers’ Acceptance or a BA Equivalent Loan extend beyond the Termination Date. The face amount of the Draft (or the aggregate face amount of the Drafts) to be accepted at any time by each Canadian Lender which is a BA Lender, and the face amount of all BA Equivalent Loans for each Canadian Lender which is a Non-BA Lender, shall be determined by the Administrative Agent based upon such Canadian Lender’s respective Pro Rata Share of the Canadian Sub-Facility; provided that if the face amount of a Bankers’ Acceptance in the case of a BA Lender or the face amount of the BA Equivalent Loan used to determined the amount of a BA Equivalent Loan in the case of a Non-BA Lender would not be $100,000 and a whole multiple of $1,000, the face amount shall be increased or reduced by the Canadian Agent in its sole discretion to the nearest whole multiple of $1,000 provided that the aggregate of all such amounts increased at any time shall not exceed $20,000 in the aggregate per Canadian Lender.

2.4.4 Each BA Lender shall complete and accept on the applicable date of borrowing a Draft having a face amount (or Drafts having the aggregate face amounts) and term advised by the Administrative Agent pursuant to subsection 2.4.3. Each applicable BA Lender shall purchase on the applicable date of borrowing the Bankers’ Acceptance or Bankers’ Acceptances accepted by it, for an aggregate price equal to the BA Discount Proceeds of such Bankers’ Acceptance (or Bankers’ Acceptances).

2.4.5 Each Non-BA Lender, in lieu of accepting Drafts or purchasing Bankers’ Acceptances on any date of borrowing, will make available to the Canadian Borrower on the date of borrowing a loan a “BA Equivalent Loan” in Canadian Dollars and in an amount equal to and for a term identical to the face amount and term of the Draft or Drafts which such Non-BA Lender would have been required to accept on such date of borrowing if it were a BA Lender, for a price equal to the BA Discount Proceeds of such BA Equivalent Loan.

2.4.6 The Canadian Borrower shall pay to each BA Lender in respect of each Draft tendered by the Canadian Borrower to and accepted by such BA Lender, and to each Non-BA Lender in respect of each BA Equivalent Loan, as a condition of such acceptance or purchase, the BA Fee.

2.4.7 Upon acceptance of each Draft or the making of each BA Equivalent Loan, the Canadian Borrower shall pay to the applicable Canadian Lender the BA Fee as specified in Section 2.4.6, and to facilitate payment such Canadian Lender shall be entitled to deduct and retain for its own account the amount of such fee from the amount to be transferred by such Canadian Lender to the Canadian Agent for the account of the Canadian Borrower pursuant to this Agreement in respect of the purchase of the related Bankers’ Acceptance or of such BA Equivalent Loan.

2.4.8 If the Canadian Agent determines in good faith, which determination shall be final, conclusive and binding upon the Canadian Borrower, and so notifies the Canadian Borrower, that there does not exist at the applicable time a normal market in Canada for the purchase and sale of bankers’ acceptances, any right of the Canadian Borrower to require the Canadian Lenders to purchase Bankers’ Acceptances and make BA Equivalent Loans under this Agreement shall be suspended until the Canadian Agent determines that such market does exist and gives notice thereof to the Canadian Borrower and any Notice of Borrowing in respect of an advance, conversion or continuation requesting Bankers’ Acceptances shall be deemed to be a Notice of Borrowing requesting a Canadian Prime Rate Loan in a similar aggregate principal amount.

2.4.9 On the date of maturity of each Bankers’ Acceptance or BA Equivalent Loan, the Canadian Borrower shall pay to the Canadian Agent, for the account of the holder of such Bankers’ Acceptance or BA Equivalent Loan, in Canadian Dollars an amount equal to the face amount of such Bankers’ Acceptance or the BA Equivalent Loan, as the case may be. The obligation of the Canadian Borrower to make such payment shall not be prejudiced by the fact that the holder of such Bankers’ Acceptance is the Canadian Lender that accepted such Bankers’ Acceptances. No days of grace shall be claimed by the Canadian Borrower for the payment at maturity of any Bankers’ Acceptance or BA Equivalent Loan. If the Canadian Borrower does not make such payment from the proceeds of a Loan obtained under this Agreement or otherwise, the amount of such required payment shall be deemed to be a Canadian Prime Rate Loan to the Canadian Borrower from the Canadian Lender that accepted such Bankers’ Acceptance or made such BA Equivalent Loan.

2.4.10 The signature of any duly authorized officer of the Canadian Borrower on a Draft may be mechanically reproduced in facsimile, and all Drafts bearing such facsimile signature shall be as binding upon the Canadian Borrower as if they had been manually signed by such officer, notwithstanding that such Person whose manual or facsimile signature appears on such Draft may no longer hold office at the date of such Draft or at the date of acceptance of such Draft by a BA Lender or at any time thereafter.

2.5 Commitments Several. The failure of any Lender to make a requested Loan on any date shall not relieve any other Lender of its obligation (if any) to make a Loan on such date, but no Lender shall be responsible for the failure of any other Lender to make any Loan to be made by such other Lender.

2.6 Certain Conditions. Notwithstanding any other provision of this Agreement, no Lender shall have an obligation to make any Loan, or to permit the continuation of or any conversion into any LIBOR Loan, and the Issuing Bank shall not have any obligation to issue any Letter of Credit, if an Event of Default or Unmatured Event of Default exists.

SECTION 3 NOTES EVIDENCING LOANS.

3.1 Notes. The Loans of each Lender shall be evidenced by a promissory note (each a “Note”) substantially in the form set forth in Exhibit A, with appropriate insertions, payable to the order of such Lender in a face principal amount equal to the sum of such Lender’s Pro Rata Share of the Total Facility.

3.2 Recordkeeping. The Administrative Agent, on behalf of each Lender, shall record in its records, the date and amount of each Loan made by such Lender, each repayment or conversion thereof and, in the case of each Eurocurrency Loan, the dates on which each Interest Period for such Loan shall begin and end. The Canadian Agent, on behalf of each Canadian Lender, shall record in its records, the date and amount of each Canadian Revolving Loan made by such Lender, each repayment or conversion thereof and, in the case of each Bankers’ Acceptance and Notation Bankers’ Acceptance, the dates on which each Contract Period shall begin and end. The aggregate unpaid principal amount so recorded shall be rebuttable presumptive evidence of the principal amount owing and unpaid on such Note. The failure to so record any such amount or any error in so recording any such amount shall not, however, limit or otherwise affect the obligations of the

Borrowers hereunder or under any Note to repay the principal amount of the Loans evidenced by such Note together with all interest accruing thereon.

SECTION 4 INTEREST.

4.1 Interest Rates. Each Borrower promises to pay interest on the unpaid principal amount of each Loan borrowed by it for the period commencing on the date of such Loan until such Loan is paid in full as follows:

(a) at all times while such Loan is a Base Rate Loan, at a rate per annum equal to the sum of the Base Rate from time to time in effect plus the Base Rate Margin from time to time in effect;

(b) at all times while such Loan is a Canadian Prime Rate Loan, at a rate per annum equal to the sum of the Canadian Prime Rate from time to time in effect plus the Canadian Prime Rate Margin from time to time in effect; and

(c) at all times while such Loan is a Eurocurrency Loan, at a rate per annum equal to the sum of the Eurocurrency Rate applicable to each Interest Period for such Loan plus the Eurocurrency Margin from time to time in effect;

provided that at any time an Event of Default exists, the interest rate applicable to each Loan shall be increased by 2%.

4.2 Interest Payment Dates. Accrued interest on each Base Rate Loan and Canadian Prime Rate Loan shall be payable in arrears on the last day of each calendar quarter and on the Termination Date. Accrued interest on each Eurocurrency Loan shall be payable on the last day of each Interest Period relating to such Loan (and, in the case of a Eurocurrency Loan with a six month Interest Period, on the three-month anniversary of the first day of such Interest Period) and at the Termination Date. After the Termination Date, accrued interest on all Loans shall be payable on demand.

4.3 Setting and Notice of Eurocurrency Rates. The applicable Eurocurrency Rate for each Interest Period shall be determined by the Administrative Agent, and notice thereof shall be given by the Administrative Agent promptly to the Company and each Lender. Each determination of the applicable Eurocurrency Rate by the Administrative Agent shall be conclusive and binding upon the parties hereto, in the absence of demonstrable error. The Administrative Agent shall, upon written request of the Company or any Lender, deliver to the Company or such Lender a statement showing the computations used by the Administrative Agent in determining any applicable Eurocurrency Rate hereunder.

4.4 Computation of Interest.

4.4.1 Interest on Loans denominated in Dollars and Euros shall be computed for the actual number of days elapsed on the basis of a year of 360 days or, in the case of Loans denominated in British Pounds Sterling, Canadian Prime Rate Loans, Bankers’ Acceptances and BA Equivalent Loans, 365/366 days. The applicable interest rate for each Base Rate Loan and Canadian

Prime Rate Loan shall change simultaneously with each change in the Base Rate and the Canadian Prime Rate, respectively.

4.4.2 Unless otherwise stated, in this Agreement if reference is made to a rate of interest, fee or other amount “per annum” or a similar expression is used, such interest, fee or other amount shall be calculated on the basis of a year of 365 or 366 days, as the case may be. If the amount of any interest, fee or other amount is determined or expressed on the basis of a period of less than one year of 365 or 366 days, as the case may be, the equivalent yearly rate is equal to the rate so determined or expressed, divided by the number of days in the said period, and multiplied by the actual number of days in that calendar year.

4.4.3 Notwithstanding any other provisions of this Agreement, if the amount of any interest, premium, fees or other monies or any rate of interest stipulated for, taken, reserved or extracted by the Canadian Agent or a Canadian Lender under this Agreement would otherwise contravene the provisions of section 347 of the Criminal Code (Canada), section 8 of the Interest Act (Canada) or any successor or similar legislation, or would exceed the amounts which the Canadian Agent or the Canadian Lenders are legally entitled to charge and receive under any law to which such compensation is subject, then such amount or rate of interest shall be reduced to such maximum amount as would not contravene such provision; and to the extent that any excess has been charged or received by the Canadian Agent or the Canadian Lenders, such excess shall be refunded to the Canadian Borrower.

SECTION 5 FEES.

5.1 Facility Fee. The Company agrees to pay to the Administrative Agent for the account of each Lender a facility fee, for the period from the Effective Date to the Termination Date, at a per annum rate equal to the Facility Fee Rate in effect from time to time of such Lender’s Commitment (as adjusted from time to time). Such facility fee shall be payable in arrears on the last day of each calendar quarter and on the Termination Date for any period then ending for which such facility fee shall not have previously been paid. The facility fee shall be computed for the actual number of days elapsed on the basis of a year of 360 days. The facility fee shall be charged in accordance with the provisions of the definition of Applicable Margin.

5.2 Letter of Credit Fees. (a) The Company agrees to pay to the Administrative Agent for the account of each Lender a letter of credit fee for each Letter of Credit equal to the L/C Fee Rate in effect from time to time of such Lender’s Pro Rata Share of the Total Facility (as adjusted from time to time) of the undrawn amount of such Letter of Credit (computed for the actual number of days elapsed on the basis of a year of 360 days); provided that, the rate applicable to each Letter of Credit shall be increased by 2% at any time that an Event of Default exists. Such letter of credit fee shall be payable in arrears on the last day of each calendar quarter and on the Termination Date (or such later date on which such Letter of Credit expires or is terminated) for the period from the date of the issuance of each Letter of Credit (or the last day on which the letter of credit fee was paid with respect thereto) to the date such payment is due or, if earlier, the date on which such Letter of Credit expired or was terminated. The Letter of Credit Fees shall be charged in accordance with the provisions of the definition of Applicable Margin.

(b) In addition, with respect to each Letter of Credit, the Company agrees to pay to the Issuing Bank, for its own account, (i) such fees and expenses as the Issuing Bank customarily requires in connection with the issuance, negotiation, processing and/or administration of letters of credit in similar situations and (ii) a letter of credit fronting fee in the amount and at the times agreed to by the Company and the Issuing Bank.

5.3 Upfront Fees. The Company agrees to pay to the Administrative Agent for the account of each Lender on the Effective Date an upfront fee in the amount previously agreed to between the Company and each Lender and the Administrative Agent (and the Administrative Agent agrees to promptly forward to each Lender a portion of such upfront fee in the amount previously agreed to between the Company and such Lender).

5.4 Administrative Agent’s Fees. The Company agrees to pay to the Administrative Agent such agent’s fees as are mutually agreed to in the letter from Administrative Agent to the Company dated as of November 15, 2006.

5.5 BA Fee. The Canadian Borrower agrees to pay each BA Lender and each Non-BA Lender, as applicable, the BA Fee as provided in Sections 2.4.6 and 2.4.7.

SECTION 6 REDUCTION OR TERMINATION OF THE AGGREGATE

COMMITMENT AMOUNT; PAYMENTS.

6.1 Reduction or Termination of the Aggregate Commitment Amount.

6.1.1 Voluntary Reduction or Termination of the Aggregate Commitment Amount. The Company may from time to time on at least five Business Days’ prior written notice received by the Administrative Agent (which shall promptly advise each Lender thereof) permanently reduce the Aggregate Commitment Amount to an amount not less than the Revolving Outstandings plus any Reserve for Hedging Obligations. Any such reduction shall be in an amount not less than $5,000,000 or a higher integral multiple of $1,000,000. Concurrently with any reduction of the Aggregate Commitment Amount to zero, the Company shall pay all interest on the Revolving Loans, all facility fees and all letter of credit fees and shall Cash Collateralize in full all obligations arising with respect to the Letters of Credit.

6.1.2 Voluntary Reduction or Termination of the Aggregate Canadian Sub-Facility Commitment. The Company may from time to time on at least five Business Days’ prior written notice received by the Administrative Agent (which shall promptly advise the Canadian Agent and each Lender thereof) permanently reduce the aggregate amount of the Canadian Sub-Facility Commitments to an amount not less than the Revolving Outstandings with respect to Canadian Revolving Loans. Any such reduction shall be in an amount not less than $5,000,000 or a higher integral multiple of $1,000,000. Concurrently with any reduction of the aggregate amount of the Canadian Sub-Facility Commitments to zero, the Canadian Borrower shall pay all interest on the Canadian Revolving Loans, all facility fees and all letter of credit fees and shall Cash Collateralize in full all obligations arising with respect to the Bankers’ Acceptances.

6.1.3 All Reductions of the Commitments. All reductions of the Aggregate Commitment Amount shall reduce the Commitments pro rata among the Lenders according to their respective Pro Rata Shares of the Total Facility, and all reductions of the aggregate amount of the Canadian Sub-Facility Commitments shall reduce the Canadian Sub-Facility Commitments pro rata among the Canadian Lenders according to their respective Pro Rata Shares of the Canadian Sub-Facility.

6.2 Voluntary Prepayments. Each Borrower may from time to time prepay any Loan borrowed by it in whole or in part without penalty or premium; provided that such Borrower shall give the Administrative Agent (which shall promptly advise each Lender) notice thereof not later than noon, Chicago time, on the day of such prepayment (which shall be a Business Day), specifying the Loan to be prepaid and the date and amount of prepayment. Any such partial prepayment shall be in an amount equal to $500,000 or a higher integral multiple of $500,000. Any partial prepayment of a Group of LIBOR Loans shall be subject to the proviso to Section 2.2.3(a). Any prepayment of a LIBOR Loan on a day other than the last day of an Interest Period therefor shall include interest on the principal amount being repaid and shall be subject to Section 8.4.

SECTION 7 MAKING AND PRORATION OF PAYMENTS; SETOFF; TAXES.

7.1 Making of Payments.

7.1.1 Payments Generally. Each payment made hereunder by a Borrower shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever. The Administrative Agent is hereby authorized to debit the Company’s accounts with the Administrative Agent and/or to make an advance under the Loans for each payment of principal, interest, fees, and other expenses as they become due and payable hereunder. The Canadian Agent is hereby authorized to debit the Canadian Borrower’s accounts with the Canadian Agent and/or to make an advance under the Loans for each payment of principal, interest, fees, and other expenses as they become due and payable hereunder.

7.1.2 Payments in Alternate Currency. With respect to any Alternate Currency Loan, all payments (including prepayments) to any Lender of the principal of or interest on such Alternate Currency Loan shall be made in the same Alternate Currency as the original Loan. All such payments shall be remitted by the relevant Borrower to the Administrative Agent (or the Canadian Agent with respect to Canadian Revolving Loans as the case may be) for the account of the Lenders not later than, noon, Chicago time, on the due date thereof in same day funds. Any payments received by Administrative Agent (or the Canadian Agent, as applicable) after, noon, Chicago time, shall be deemed to have been made and received on the next Business Day.

7.1.3 Payments in Dollars. With respect to (i) any Loan (other than an Alternate Currency Loan), or (ii) any other payment to the Administrative Agent, the Canadian Agent and the Lenders that shall not be covered by subsection 7.1.2 above, all such payments (including prepayments) to Administrative Agent of the principal of or interest on such Loan or other payment, including but not limited to principal, interest, fees or any other amount owed by any Borrower under this Agreement, shall be made in Dollars. All payments described in this subsection 7.1.3 shall be remitted to Administrative Agent (or the Canadian Agent, if from the Canadian Borrower as the case may be) for the account of the Lenders not later than, noon, Chicago time, on the due date thereof in same day funds. Any such payments received by Administrative Agent (or the Canadian Agent, as applicable) after, noon, Chicago time, shall be deemed to have been made and received on the next Business Day.

7.1.4 Payments to Lenders. Upon the Administrative Agent’s or the Canadian Agent’s, as the case may be, receipt of payments hereunder, the Administrative Agent or Canadian Agent, as applicable, shall immediately distribute to each Lender its ratable share, if any, of the amount of principal, interest, and facility and other fees received by the Administrative Agent or the Canadian Agent, as applicable, for the account of such Lender, as applicable. Payments received by Administrative Agent in Dollars shall be delivered to the Lenders in Dollars in immediately available funds. Payments received by Administrative Agent in any Alternate Currency shall be delivered to the Lenders in such Alternate Currency in same day funds. Each Lender shall record any principal, interest or other payment, the principal amounts of Base Rate Loans and Eurocurrency Rate Loans, the type of currency for each Loan, all prepayments and the applicable dates, including Interest Periods, with respect to the Loans made, and payments received by such Lender, by such method as such Lender may generally employ; provided, however, that failure to make any such entry shall in no way detract from the obligations of Borrowers under this Agreement or any Note. The aggregate unpaid amount of Loans, types of Loans, Interest Periods, Contract Periods and similar information with respect to the Loans, Letters of Credit and Bankers’ Acceptances or BA Equivalent Loans set forth on the records of Administrative Agent or Canadian Agent shall be rebuttably presumptive evidence with respect to such information, including the amounts of principal, interest and fees owing to each Lender. All payments under Article 8 shall be made by the applicable Borrower directly to the Lender entitled thereto.

7.1.5 Termination Date. Each Revolving Loan shall be paid in full by the applicable Borrower which has borrowed such Revolving Loan on the Termination Date.

7.2 Application of Certain Payments. Each payment of principal shall be applied to such Loans as the Company shall direct by notice to be received by the Administrative Agent on or before the date of such payment or, in the absence of such notice, as the Administrative Agent shall determine in its discretion. Concurrently with each remittance to any Lender of its share of any such payment, the Administrative Agent shall advise such Lender as to the application of such payment.

7.3 Due Date Extension. If any payment of principal or interest with respect to any of the Loans, or of any fees, falls due on a day which is not a Business Day, then such due date shall be extended to the immediately following Business Day (unless, in the case of a Eurocurrency Loan, such immediately following Business Day is the first Business Day of a calendar month, in which case such due date shall be the immediately preceding Business Day) and, in the case of principal, additional interest shall accrue and be payable for the period of any such extension.

7.4 Setoff. Each Borrower agrees that the Administrative Agent, the Canadian Agent and each Lender have all rights of set-off and bankers’ lien provided by applicable law, and in addition thereto, each Borrower agrees that at any time any Event of Default exists, the Administrative Agent, the Canadian Agent and each Lender may apply to the payment of any obligations of a Borrower hereunder, whether or not then due, any and all balances, credits, deposits, accounts or moneys of such Borrower then or thereafter with the Administrative Agent, the Canadian Agent or such Lender.

7.5 Proration of Payments. If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of offset or otherwise, but excluding any payment pursuant to Section 8.7 or 14.9 and payments of interest on any Affected Loan) on account of principal of or interest on any Loan (or on account of its participation in any Letter of Credit) in excess of its share of payments and other recoveries obtained by all Lenders on account of principal of and interest on the Loans (or such participation) then held by them (as determined by Section 2.2.1(b)), such Lender shall purchase from the other Lenders such participations in the Loans (or sub-participations in Letters of Credit) held by them as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery.

7.6 Taxes. All payments of principal of, and interest on, the Loans and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future Taxes. If any withholding or deduction from any payment to be made by a Borrower hereunder is required in respect of any Taxes pursuant to any applicable law, rule or regulation, then such Borrower will:

(a) pay directly to the relevant authority the full amount required to be so withheld or deducted;

(b) promptly forward to the applicable Agent (the Administrative Agent, or the Canadian Agent as the case may be with respect to the Canadian Borrower) an official receipt or other documentation satisfactory to the applicable Agent evidencing such payment to such authority; and

(c) subject to Section 7.7.1, pay to the applicable Agent for the account of the Lenders such additional amount as is necessary to ensure that the net amount actually received by each Lender will equal the full amount such Lender would have received had no such withholding or deduction been required, provided that a Borrower shall only be required to pay an amount in respect of Value Added Tax to the Administrative Agent or any Lender if the relevant Borrower shall first have received a valid Value Added Tax invoice from the supplier of the service to which the Value Added Tax relates which sets out the amount of Value Added Tax so payable.

Moreover, if any Taxes are directly asserted against an Agent or any Lender with respect to any payment received by an Agent or such Lender hereunder, the applicable Agent or such Lender may pay such Taxes and the relevant Borrower will promptly pay such additional amounts (including any penalty, interest or expense) as is necessary in order that the net amount received by such Person after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount such Person would have received had such Taxes not been asserted.

If any Borrower fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the applicable Agent, for the account of the respective Lenders, the required receipts or other required documentary evidence, such Borrower shall indemnify the Lenders for any incremental Taxes, interest or penalties that may become payable by any Lender as a result of any such failure. For purposes of this Section 7.6, a distribution hereunder by an Agent or any Lender to or for the account of any Lender shall be deemed a payment by the relevant Borrower.

To the extent permitted by applicable law, each Lender (other than the Canadian Lenders) that is not a United States person within the meaning of Code Section 7701(a)(30) (a “Non-US Participant”) shall deliver to the Company and the Administrative Agent on or prior to the Effective Date (or in the case of a Lender that is an Assignee, on the date of such assignment to such Lender) two accurate and complete original signed copies of IRS Form W-8BEN, W-8ECI, or W-8IMY (or any successor or other applicable form prescribed by the IRS) certifying to such Lender’s entitlement to a complete exemption from, or a reduced rate in, United States withholding tax on interest payments to be made hereunder or any Loan. If a Lender that is a Non-US Participant is claiming a complete exemption from withholding on interest pursuant to Code Sections 871(h) or 881(c), the Lender shall deliver (along with two accurate and complete original signed copies of IRS Form W-8BEN) a certificate in form and substance reasonably acceptable to Administrative Agent (any such certificate, a “US Withholding Certificate”). In addition, each Lender that is a Non-US Participant agrees that from time to time after the Effective Date, (or in the case of a Lender that is an Assignee, after the date of the assignment to such Lender), when a lapse in time (or change in circumstances occurs) renders the prior certificates hereunder obsolete or inaccurate in any material respect, such Lender shall, to the extent permitted under applicable law, deliver to the Company and the Administrative Agent two new and accurate and complete original signed copies of an IRS Form W-8BEN, W-8ECI, or W-8IMY (or any successor or other applicable forms prescribed by the IRS), and if applicable, a new US Withholding Certificate, to confirm or establish the entitlement of such Lender or the Administrative Agent to an exemption from, or reduction in, United States withholding tax on interest payments to be made hereunder or any Loan. Each Lender that is not a Non-US Participant (other than any such Lender which is taxed as a corporation for United States federal income tax purposes) shall provide two properly completed and duly executed copies of IRS Form W-9 (or any successor or other applicable form) to the Company and the Administrative Agent certifying that such Lender is exempt from United States backup withholding tax. To the extent that a form provided pursuant to this paragraph is rendered obsolete or inaccurate in any material respects as result of change in circumstances with respect to the status of a Lender, such Lender shall, to the extent permitted by applicable law, deliver to the Company and the Administrative Agent revised forms necessary to confirm or establish the entitlement to such Lender’s or Agent’s exemption from United States backup withholding tax. The Company shall not be required to pay additional amounts to any Lender pursuant to this Section 7.6 to the extent that the obligation to pay such additional amounts would not have arisen but for the failure of such Lender to comply with this paragraph.

7.7 UK Taxes.

7.7.1 UK Tax Deduction. The UK Borrower is not required to pay an additional amount to the Administrative Agent and/or any Lender under Section 7.6(c) above in respect of a UK Tax Deduction, if on the date on which the payment falls due:

(i) the payment could have been made to the relevant Lender without a UK Tax Deduction if it were a Qualifying UK Lender, but on that date that Lender is not or has ceased to be a Qualifying UK Lender for reasons other than a Change of Law after it became a Lender under this Agreement; or

(ii) (A) the relevant Lender is a Qualifying UK Lender solely under subsection (ii) of the definition of Qualifying UK Lender (a “UK Non-Bank Lender”); (B) the Board of the Inland Revenue (of the United Kingdom) has given (and not revoked) a direction (a “Direction”) under section 349C of the Taxes Act (as that provision has effect on the date on which the relevant Lender became a party to this Agreement) which relates to that payment and that Lender has received from the UK Borrower a certified copy of that Direction; and (C) the payment could have been made to the Lender without any UK Tax Deduction in the absence of that Direction; or

(iii) the relevant Lender is a UK Non-Bank Lender and either it has not other than by reason of a Change of Law after the date of this Agreement given a UK Tax Confirmation to the UK Borrower making the payment or any UK Tax Confirmation previously given by such Lender to the UK Borrower is no longer correct other than by reason of a Change of Law after the date of this Agreement; or

(iv) the relevant Lender is a UK Treaty Lender and the UK Borrower is able to demonstrate that the payment could have been made to the Lender without the UK Tax Deduction had the Lender complied with its obligations under Section 7.7.3(b) below.

7.7.2 UK Non-Bank Lender. A UK Non-Bank Lender which becomes a party to this Agreement on the day on which this Agreement is entered into gives a UK Tax Confirmation to the UK Borrower by entering into this Agreement. Whether or not it became a party to this Agreement at the date of this Agreement, a UK Non-Bank Lender shall promptly notify the UK Borrower and the Administrative Agent if there is any change in the position from those set out in the UK Tax Confirmation.

7.7.3 UK Tax Payments.

(a) If the UK Borrower pays any amount pursuant to Section 7.6 (an “Additional Payment”) and a Lender to or for the account of which such payment is made obtains, utilizes and retains a UK Tax Credit which is attributable to such Additional Payment, such Lender shall pay an amount to the UK Borrower which the Lender determines will leave it (after that payment) in the same after-tax position as it would have been in had the Additional Payment not been required to be made by the UK Borrower.

(b) Each Lender which is a UK Treaty Lender and the UK Borrower shall co-operate in completing any procedural formalities necessary for the UK Borrower to obtain authorizations to make payments to such UK Treaty Lender without a UK Tax Deduction.

SECTION 8 INCREASED COSTS;

SPECIAL PROVISIONS FOR EUROCURRENCY LOANS.

8.1 Increased Costs. (a) If, after the date hereof, the adoption of, or any change in, any applicable law, rule or regulation, or any change in the interpretation or administration of any applicable law, rule or regulation by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or any Eurocurrency Office of such Lender) with any request or directive (whether or not having the force of law) of any such authority, central Lender or comparable agency

(i) shall subject any Lender (or any Eurocurrency Office of such Lender) to any tax, duty or other charge with respect to its Eurocurrency Loans, its Note or its obligation to make Eurocurrency Loans, or shall change the basis of taxation of payments to any Lender of the principal of or interest on its Eurocurrency Loans or any other amounts due under this Agreement in respect of its Eurocurrency Loans or its obligation to make Eurocurrency Loans (except for changes in the rate of tax on the overall net income of such Lender or its Eurocurrency Office imposed by the jurisdiction in which such Lender’s principal executive office or Eurocurrency Office is located);

(ii) shall impose, modify or deem applicable any reserve (including any reserve imposed by the FRB, but excluding any reserve included in the determination of interest rates pursuant to Section 4), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by any Lender (or any Eurocurrency Office of such Lender); or

(iii) shall impose on any Lender (or its Eurocurrency Office) any other condition affecting its Eurocurrency Loans, its Note or its obligation to make Eurocurrency Loans;

and the result of any of the foregoing is to increase the cost to (or to impose a cost on) such Lender (or any Eurocurrency Office of such Lender) of making or maintaining any Eurocurrency Loan, or to reduce the amount of any sum received or receivable by such Lender (or its Eurocurrency Office) under this Agreement or under its Note with respect thereto, then upon demand by such Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to the Administrative Agent), each Borrower, in respect of Loans borrowed by such Borrower, shall pay directly to such Lender such additional amount as will compensate such Lender for such increased cost or such reduction.

(b) If any Lender shall reasonably determine that any change in, or the adoption or phase-in of, any applicable law, rule or regulation regarding capital adequacy, or any change in the interpretation or administration thereof by any governmental authority, central Lender or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender or any Person controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central Lender or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s or such controlling Person’s capital as a consequence of such Lender’s obligations hereunder or under any Letter of Credit to a level below that which such Lender or such controlling Person could have achieved but for such change, adoption, phase-in or compliance (taking into consideration such Lender’s or such controlling Person’s policies with respect to capital adequacy) by an amount deemed by such Lender or such controlling Person to be material, then from time to time, upon demand by such Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to the Administrative Agent), the Company shall pay to such Lender such additional amount as will compensate such Lender or such controlling Person for such reduction.

8.2 Basis for Determining Interest Rate Inadequate or Unfair. If with respect to any Interest Period:

(a) deposits in Dollars (in the applicable amounts) are not being offered to the Administrative Agent in the interbank LIBOR market for such Interest Period, or the Administrative Agent otherwise reasonably determines (which determination shall be binding and conclusive on the Company) that by reason of circumstances affecting the interbank LIBOR market adequate and reasonable means do not exist for ascertaining the applicable LIBOR Rate; or

(b) Lenders having aggregate Pro Rata Shares of the Total Facility of 30% or more advise the Administrative Agent that the Eurocurrency Rate as determined by the Administrative Agent will not adequately and fairly reflect the cost to such Lenders of maintaining or funding Eurocurrency Loans for such Interest Period (taking into account any amount to which such Lenders may be entitled under Section 8.1) or that the making or funding of Eurocurrency Loans has become impracticable as a result of an event occurring after the date of this Agreement which in the opinion of such Lenders materially affects such Loans;

then the Administrative Agent shall promptly notify the other parties thereof and, so long as such circumstances shall continue, (i) no Lender shall be under any obligation to make or convert into LIBOR Loans and (ii) on the last day of the current Interest Period for each LIBOR Loan, such Loan shall, unless then repaid in full, automatically convert to a Base Rate Loan.

8.3 Changes in Law Rendering Eurocurrency Loans Unlawful. If any change in, or the adoption of any new, law, rule or regulation, or any change in the interpretation of any applicable law, rule or regulation by any governmental or other regulatory body charged with the administration thereof, should make it (or in the good faith judgment of any Lender cause a substantial question as to whether it is) unlawful for any Lender to make, maintain or fund Eurocurrency Loans, then such Lender shall promptly notify each of the other parties hereto and, so long as such circumstances shall continue, (a) such Lender shall have no obligation to make or convert into Eurocurrency Loans (but shall make Base Rate Loans concurrently with the making of or conversion into Eurocurrency Loans by the Lenders which are not so affected, in each case in an amount equal to the amount of Eurocurrency Loans which would be made or converted into by such Lender at such time in the absence of such circumstances) and (b) on the last day of the current Interest Period for each Eurocurrency Loan of such Lender (or, in any event, on such earlier date as may be required by the relevant law, regulation or interpretation), such Eurocurrency Loan shall, unless then repaid in full, automatically convert to a Base Rate Loan. Each Base Rate Loan made by a Lender which, but for the circumstances described in the foregoing sentence, would be a Eurocurrency Loan (an “Affected Loan”) shall remain outstanding for the same period as the Group of Eurocurrency Loans of which such Affected Loan would be a part absent such circumstances.

8.4 Funding Losses. Each Borrower hereby agrees that upon demand by any Lender (which demand shall be accompanied by a statement setting forth the basis for the amount being claimed, a copy of which shall be furnished to the Administrative Agent), such Borrower will indemnify such Lender against any net loss or expense which such Lender sustains or incurs (including any net loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain any Eurocurrency Loan borrowed by such Borrower), as reasonably determined by such Lender, as a result of (a) any payment, prepayment or conversion of any Eurocurrency Loan of such Lender on a date other than the last day of an Interest Period for such Loan (including any conversion pursuant to Section 8.3) or (b) any failure of such Borrower to borrow, prepay, convert or continue any Loan on a date specified therefor in a notice of borrowing, prepayment, conversion or continuation pursuant to this Agreement. For this purpose, all notices to the Administrative Agent pursuant to this Agreement shall be deemed to be irrevocable.

8.5 Right of Lenders to Fund through Other Offices. Each Lender may, if it so elects, fulfill its commitment as to any Eurocurrency Loan by causing a foreign branch or Affiliate of such Lender to make such Loan; provided that in such event for the purposes of this Agreement such Loan shall be deemed to have been made by such Lender and the obligation of the relevant Borrower to repay such Loan shall nevertheless be to such Lender and shall be deemed held by it, to the extent of such Loan, for the account of such branch or Affiliate.

8.6 Discretion of Lenders as to Manner of Funding. Notwithstanding any provision of this Agreement to the contrary, each Lender shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if such Lender had actually funded and maintained each Eurocurrency Loan during each Interest Period for such Loan through the purchase of deposits having a maturity corresponding to such Interest Period and bearing an interest rate equal to the Eurocurrency Rate for such Interest Period.

8.7 Mitigation of Circumstances; Replacement of Lenders. (a) Each Lender shall promptly notify the Company and the Administrative Agent of any event of which it has knowledge which will result in, and will use reasonable commercial efforts available to it (and not, in such Lender’s sole judgment, otherwise disadvantageous to such Lender) to mitigate or avoid, (i) any obligation by a Borrower to pay any amount pursuant to Section 7.6 or 8.1 or (ii) the occurrence of any circumstances described in Section 8.2 or 8.3 (and, if any Lender has given notice of any such event described in clause (i) or (ii) above and thereafter such event ceases to exist, such Lender shall promptly so notify the Company and the Administrative Agent). Without limiting the foregoing, each Lender will designate a different funding office if such designation will avoid (or reduce the cost to the Borrowers of) any event described in clause (i) or (ii) of the preceding sentence and such designation will not, in such Lender’s sole judgment, be otherwise disadvantageous to such Lender.

(b) If a Borrower becomes obligated to pay additional amounts to any Lender pursuant to Section 7.6 or 8.1, or any Lender gives notice of the occurrence of any circumstances described in Section 8.2 or 8.3, the Company may designate another Lender which is acceptable to the Administrative Agent and the Issuing Bank in their reasonable discretion (such other Lender being called a “Replacement Lender”) to purchase the Loans of such Lender and such Lender’s rights hereunder, without recourse to or warranty by, or expense to, such Lender, for a purchase price equal to the outstanding principal amount of the Loans payable to such Lender plus any accrued but unpaid interest on such Loans and all accrued but unpaid fees owed to such Lender and any other amounts payable to such Lender under this Agreement, and to assume all the obligations of such Lender hereunder, and, upon such purchase and assumption (pursuant to an Assignment Agreement), such Lender shall no longer be a party hereto or have any rights hereunder (other than rights with respect to indemnities and similar rights applicable to such Lender prior to the date of such purchase and assumption) and shall be relieved from all obligations to the Borrowers hereunder, and the Replacement Lender shall succeed to the rights and obligations of such Lender hereunder.

8.8 Conclusiveness of Statements; Survival of Provisions. Determinations and statements of any Lender or Agent pursuant to Section 8.1, 8.2, 8.3 or 8.4 shall be conclusive absent demonstrable error. Lenders may use reasonable averaging and attribution methods in determining compensation under Sections 8.1 and 8.4, and the provisions of such Sections shall survive repayment of the Loans, cancellation of the Notes, expiration or termination of the Letters of Credit and termination of this Agreement.

SECTION 9 REPRESENTATIONS AND WARRANTIES.

To induce the Agents and the Lenders to enter into this Agreement and to induce the Lenders to make Loans and issue and participate in Letters of Credit hereunder, the Borrowers represent and warrant to the Agents and the Lenders that:

9.1 Organization. Each Borrower is validly existing and in good standing under the laws of its state or jurisdiction of incorporation or organization and is duly qualified and authorized to do business and is in good standing as a foreign entity in all of the states or jurisdictions where the character of its property or its business activities makes such qualification necessary, except for such jurisdictions where the failure to so qualify would not have a Material Adverse Effect.

9.2 Authorization; No Conflict. Each of the Company and each other Loan Party is duly authorized to execute and deliver each Loan Document to which it is a party, each Borrower is duly authorized to borrow monies hereunder and each of the Company and each other Loan Party is duly authorized to perform its obligations under each Loan Document to which it is a party. The execution, delivery and performance by the Borrowers of this Agreement and by each Borrower and each other Loan Party of each Loan Document to which it is a party, and the borrowings by the Borrowers hereunder, do not and will not (a) require any consent or approval of any governmental agency or authority (other than any consent or approval which has been obtained and is in full force and effect), (b) conflict with (i) any provision of law, (ii) the charter, by-laws or other organizational documents of a Borrower or any other Loan Party or (iii) any agreement, indenture, instrument or other document, or any judgment, order or decree, which is binding upon a Borrower or any other Loan Party or any of their respective properties or (c) require, or result in, the creation or imposition of any Lien on any asset of a Borrower, any Subsidiary or any other Loan Party.

9.3 Validity and Binding Nature. Each of this Agreement and each other Loan Document to which the Company or any other Loan Party is a party is the legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity.

9.4 Financial Condition. The audited consolidated financial statements of the Company and its Subsidiaries as at December 31, 2005, copies of each of which have been delivered to each Lender, were prepared in accordance with GAAP (subject, in the case of such unaudited statements, to the absence of footnotes and to normal year-end adjustments) and present fairly the consolidated financial condition of the Company and its Subsidiaries as at such dates and the results of their operations for the periods then ended.

9.5 No Material Adverse Change. Since December 31, 2005, there has been no material adverse change in the financial condition, operations, assets, business, properties or prospects of the Company and its Subsidiaries taken as a whole.

9.6 Litigation and Contingent Liabilities. No litigation (including derivative actions), arbitration proceeding or governmental investigation or proceeding is pending or, to the Company’s knowledge, threatened against the Company or any Subsidiary which might reasonably be expected to have a Material Adverse Effect, except as set forth in Schedule 9.6. Other than any liability incident to such litigation or proceedings, neither the Company nor any Subsidiary has any material contingent liabilities not listed on Schedule 9.6.

9.7 Ownership of Properties; Liens. Each of the Company and each Subsidiary owns good and, in the case of real property, marketable title to all of its properties and assets, real and personal, tangible and intangible, of any nature whatsoever (including patents, trademarks, trade names, service marks and copyrights), free and clear of all Liens, charges and claims (including infringement claims with respect to patents, trademarks, service marks, copyrights and the like) except as permitted by Section 10.7.

9.8 Subsidiaries. Schedule 9.8 hereto sets forth, as of the Effective Date, each Borrower and each Subsidiary, its state or jurisdiction of formation, its relationship to each Borrower, including the percentage of each class of stock or membership interests owned by a Borrower, the location of its chief executive office and its principal place of business. Except as set forth on Schedule 9.8 hereto, on the date hereof, each Borrower owns all of the equity interests of each of its Subsidiaries.

9.9 Pension Plans. (a) During the twelve-consecutive-month period prior to the Effective Date, (i) no steps have been taken to terminate any Pension Plan and (ii) no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA. No condition exists or event or transaction has occurred with respect to any Pension Plan which could result in the incurrence by the Company of any material liability, fine or penalty.

(b) All contributions (if any) have been made to any Multiemployer Pension Plan that are required to be made by the Company or any other member of the Controlled Group under the terms of the plan or of any collective bargaining agreement or by applicable law; neither the Company nor any member of the Controlled Group has withdrawn or partially withdrawn from any Multiemployer Pension Plan, incurred any withdrawal liability with respect to any such plan or received notice of any claim or demand for withdrawal liability or partial withdrawal liability from any such plan, and no condition has occurred which, if continued, might result in a withdrawal or partial withdrawal from any such plan; and neither the Company nor any member of the Controlled Group has received any notice that any Multiemployer Pension Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent.

9.10 Investment Company Act. Neither the Company nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940.

9.11 Regulation U. The Company is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

9.12 Taxes. Each of the Company and each Subsidiary has filed all tax returns and reports required by law to have been filed by it and has paid all taxes and governmental charges thereby shown to be owing, except any such taxes or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

9.13 Solvency. On the Effective Date, and immediately prior to and after giving effect to the issuance of each Letter of Credit and each borrowing hereunder and the use of the proceeds thereof:

(a) The Company has received consideration that is the reasonable equivalent value of the obligations and liabilities that the Company has incurred to the Administrative Agent and the Lenders. The Company is not insolvent as defined in any applicable state, federal or relevant foreign statute, nor will the Company be rendered insolvent by the execution and delivery of the Loan Documents to the Administrative Agent and the Lenders. The Company is not engaged or about to engage in any business or transaction for which the assets retained by it are or will be an unreasonably small amount of capital, taking into consideration the obligations to the Administrative Agent and the Lenders incurred hereunder. The Company will be able to pay its debts as they mature.

(b) Each Foreign Borrower has received consideration that is the reasonable equivalent value of the obligations and liabilities that such Foreign Borrower has incurred to the Lenders. No Foreign Borrower is insolvent as defined in any applicable state, federal or relevant foreign statute, nor will such Foreign Borrower be rendered insolvent by the execution and delivery of the Loan Documents to the Administrative Agent and the Lenders. No Foreign Borrower has liabilities, including contingent liabilities, greater than its assets. No Foreign Borrower intends to, nor does it believe that it will, incur debts beyond its ability to pay such debts as they mature.

9.14 Environmental Matters.

(a) No Violations. Neither the Company nor any Subsidiary, nor any operator of the Company’s or any Subsidiary’s properties, is in violation, or alleged violation, of any judgment, decree, order, law, permit, license, rule or regulation pertaining to environmental matters, including those arising under the Resource Conservation and Recovery Act (“RCRA”), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), the Superfund Amendments and Reauthorization Act of 1986 or any other Environmental Law which individually or in the aggregate otherwise might reasonably be expected to have a Material Adverse Effect.

(b) Notices. Except for matters arising after the Effective Date, in each case none of which could singly or in the aggregate be expected to have a Material Adverse Effect, neither the Company nor any Subsidiary has received notice from any third party, including any Federal, state or local governmental authority: (a) that any one of them has been identified by the U.S. Environmental Protection Agency as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B; (b) that any hazardous waste, as defined by 42 U.S.C. §6903(5), any hazardous substance as defined by 42 U.S.C. §9601(14), any pollutant or contaminant as defined by 42 U.S.C. §9601(33) or any toxic substance, oil or hazardous material or other chemical or substance regulated by any Environmental Law (all of the foregoing, “Hazardous Substances”) which any one of them has generated, transported or disposed of has been found at any site at which a Federal, state or local agency or other third party has conducted a remedial investigation, removal or other response action pursuant to any Environmental Law; (c) that the Company or any Subsidiary must conduct a remedial investigation, removal, response action or other activity pursuant to any Environmental Law; or (d) of any Environmental Claim.

(c) Handling of Hazardous Substances. (i) No portion of the real property or other assets of the Company or any Subsidiary has been used for the handling, processing, storage or disposal of Hazardous Substances except in accordance in all material respects with applicable Environmental Laws; and no underground tank or other underground storage receptacle for Hazardous Substances is located on such properties; (ii) in the course of any activities conducted by the Company, any Subsidiary or the operators of any real property of the Company or any Subsidiary, no Hazardous Substances have been generated or are being used on such properties except in accordance in all material respects with applicable Environmental Laws; (iii) there have been no Releases or threatened Releases of Hazardous Substances on, upon, into or from any real property or other assets of the Company or any Subsidiary, which Releases singly or in the aggregate might reasonably be expected to have a Material Adverse Effect on the value of such real property or assets; (iv) there have been no Releases on, upon, from or into any real property in the vicinity of the real property or other assets of the Company or any Subsidiary which, through soil or groundwater contamination, may have come to be located on, and which might reasonably be expected to have a Material Adverse Effect on the value of, the real property or other assets of the Company or any Subsidiary; and (v) any Hazardous Substances generated by the Company and its Subsidiaries have been transported offsite only by properly licensed carriers and delivered only to treatment or disposal facilities maintaining valid permits as required under applicable Environmental Laws, which transporters and facilities have been and are operating in compliance in all material respects with such permits and applicable Environmental Laws.

9.15 Insurance. Set forth on Schedule 9.15 is a complete and accurate summary of the professional liability, property and casualty insurance program of the Company and its Subsidiaries as of the Effective Date (including the names of all insurers, policy numbers, expiration dates, amounts and types of coverage, annual premiums, exclusions, deductibles, self-insured retention, and a description in reasonable detail of any self-insurance program, retrospective rating plan, fronting arrangement or other risk assumption arrangement involving the Company or any Subsidiary).

9.16 Information. All information heretofore or contemporaneously herewith furnished in writing by the Company or any other Loan Party to the Administrative Agent or any Lender for purposes of or in connection with this Agreement and the transactions contemplated hereby is, and all written information hereafter furnished by or on behalf of the Company or any Subsidiary to the Administrative Agent or any Lender pursuant hereto or in connection herewith will be, true and accurate in every material respect on the date as of which such information is dated or certified, and none of such information is or will be incomplete by omitting to state any material fact necessary to make such information not misleading in light of the circumstances under which made (it being recognized by the Administrative Agent and the Lenders that any projections and forecasts provided by the Company are based on good faith estimates and assumptions believed by the Company to be reasonable as of the date of the applicable projections or assumptions and that actual results during the period or periods covered by any such projections and forecasts may differ from projected or forecasted results).

9.17 Intellectual Property. The Company and each Subsidiary owns and possesses or has a license or other right to use all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights and copyrights as are necessary for the conduct of the business of the Company and its Subsidiaries, without any infringement upon rights of others which could reasonably be expected to have a Material Adverse Effect.

9.18 Burdensome Obligations. Neither the Company nor any Subsidiary is a party to any agreement or contract or subject to any corporate or partnership restriction which might reasonably be expected to have a Material Adverse Effect.

9.19 Labor Matters. Except as set forth on Schedule 9.19, neither the Company nor any Subsidiary is subject to any labor or collective bargaining agreement as of the Effective Date. There are no existing or threatened strikes, lockouts or other labor disputes involving the Company or any Subsidiary that singly or in the aggregate could reasonably be expected to have a Material Adverse Effect. Hours worked by and payment made to employees of the Company and its Subsidiaries are not in violation of the Fair Labor Standards Act or any other applicable law, rule or regulation dealing with such matters.

9.20 No Default. No Event of Default or Unmatured Event of Default exists or would result from the incurring by the Company of any Debt hereunder or under any other Loan Document.

SECTION 10 COVENANTS.

Until the expiration or termination of the Commitments and thereafter until all Obligations are paid in full and all Letters of Credit have been terminated, the Company agrees that, unless at any time the Required Lenders shall otherwise expressly consent in writing, it will:

10.1 Reports, Certificates and Other Information. Furnish to the Administrative Agent and each Lender.

10.1.1 Annual Report. Promptly when available and in any event within 70 days after the close of each Fiscal Year or any earlier time period required by the SEC: (a) a copy of the annual audit report of the Company and its Subsidiaries for such Fiscal Year, including therein consolidated balance sheets and statements of earnings and cash flows of the Company and its Subsidiaries as at the end of such Fiscal Year, certified without qualification by KPMG LLP, or other independent auditors of recognized standing selected by the Company and reasonably acceptable to the Required Lenders, together with (i) a written statement from such accountants to the effect that in making the examination necessary for the signing of such annual audit report by such accountants, nothing came to their attention that caused them to believe that the Company was not in compliance with any provision of Section 10.6 of this Agreement insofar as such provision relates to accounting matters or, if something has come to their attention that caused them to believe that the Company was not in compliance with any such provision, describing such non-compliance in reasonable detail and (ii) a comparison with the budget for such Fiscal Year and a comparison with the previous Fiscal Year.

10.1.2 Interim Reports. Promptly when available and in any event within 45 days after the end of each Fiscal Quarter (except the last Fiscal Quarter of each Fiscal Year), consolidated balance sheets of the Company and its Subsidiaries as of the end of such Fiscal Quarter, together with consolidated statements of earnings and cash flows for such Fiscal Quarter and for the period beginning with the first day of such Fiscal Year and ending on the last day of such Fiscal Quarter, together with a comparison with the corresponding period of the previous Fiscal Year and a comparison with the budget for such period of the current Fiscal Year, certified by an appropriate Responsible Officer of the Company.

10.1.3 Compliance Certificates. Contemporaneously with the furnishing of a copy of each annual audit report pursuant to Section 10.1.1 and each set of quarterly statements pursuant to Section 10.1.2, a duly completed compliance certificate in the form of Exhibit B, with appropriate insertions, dated the date of such annual report or such quarterly statements and signed by a Responsible Officer of the Company, containing (i) a computation of each of the financial ratios and restrictions set forth in Section 10.6 and a statement to the effect that such officer has not become aware of any Event of Default or Unmatured Event of Default that has occurred and is continuing or, if there is any such event, describing it and the steps, if any, being taken to cure it and (ii) a written statement of the Company’s management setting forth a discussion of the Company’s financial condition, changes in financial condition and results of operations.

10.1.4 Reports to the SEC and to Shareholders. Promptly upon the filing or sending thereof, copies of all regular, periodic or special reports of the Company or any Subsidiary filed with the SEC; copies of all registration statements of the Company or any Subsidiary filed with the SEC

(other than on Form S-8); and copies of all proxy statements or other communications made to security holders generally.

10.1.5 Notice of Default, Litigation and ERISA Matters. Promptly upon becoming aware of any of the following (and in no event later than three (3) Business Days after the Company’s becoming aware thereof), written notice describing the same and the steps being taken by the Company or the Subsidiary affected thereby with respect thereto:

(a) the occurrence of an Event of Default or an Unmatured Event of Default;

(b) any litigation, arbitration or governmental investigation or proceeding not previously disclosed by the Company to the Lenders which has been instituted or, to the knowledge of the Company, is threatened against the Company or any Subsidiary or to which any of the properties of any thereof is subject which would reasonably be expected to have a Material Adverse Effect;

(c) the institution of any steps by any member of the Controlled Group or any other Person to terminate any Pension Plan, or the failure of any member of the Controlled Group to make a required contribution to any Pension Plan (if such failure is sufficient to give rise to a Lien under Section 302(f) of ERISA) or to any Multiemployer Pension Plan, or the taking of any action with respect to a Pension Plan which could result in the requirement that the Company furnish a bond or other security to the PBGC or such Pension Plan, or the occurrence of any event with respect to any Pension Plan or Multiemployer Pension Plan which could result in the incurrence by any member of the Controlled Group of any material liability, fine or penalty (including any claim or demand for withdrawal liability or partial withdrawal from any Multiemployer Pension Plan), or any material increase in the contingent liability of the Company with respect to any post-retirement welfare plan benefit, or any notice that any Multiemployer Pension Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of an excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent;

(d) any cancellation or material change in any insurance maintained by the Company or any Subsidiary; or

(e) any other event (including (i) any violation of any Environmental Law or the assertion of any Environmental Claim or (ii) the enactment or effectiveness of any law, rule or regulation) which would reasonably be expected to have a Material Adverse Effect.

10.1.6 Management Reports. Promptly upon the request of the Administrative Agent or any Lender, copies of all detailed financial and management reports submitted to the Company by independent auditors in connection with each annual or interim audit made by such auditors of the books of the Company.

10.1.7 Projections. As soon as practicable, but in no event later than 30 days after the end of each Fiscal Year, financial projections for the Company and its Subsidiaries for each Fiscal Year (including an operating budget and a cash flow budget) prepared in a manner consistent with the projections delivered by the Company to the Administrative Agent prior to the Effective Date or otherwise in a manner reasonably satisfactory to the Administrative Agent, accompanied by a certificate of the Responsible Officer of the Company on behalf of the Company to the effect that (i) such projections were prepared by the Company in good faith, (ii) the Company has a reasonable basis for the assumptions contained in such projections and (iii) such projections have been prepared in accordance with such assumptions.

10.1.8 Debt Notices. Promptly from time to time, copies of any materially adverse notices (including notices of default or acceleration) received from any holder or trustee of, under or with respect to any Debt.

10.1.9 Other Information. Promptly from time to time, such other information concerning the Company and its Subsidiaries as any Lender or the Administrative Agent may reasonably request.

10.2 Books, Records and Inspections. Keep, and cause each Subsidiary to keep, its books and records in accordance with sound business practices sufficient to allow the preparation of financial statements in accordance with GAAP; permit, and cause each Subsidiary to permit, any Lender or the Administrative Agent or any representative thereof to inspect the properties and operations of the Company or such Subsidiary; and permit, and cause each Subsidiary to permit, at any reasonable time during normal business hours and with reasonable notice (or at any time during normal business hours without notice if an Event of Default exists), any Lender or the Administrative Agent or any representative thereof to visit any or all of its offices, to discuss its financial matters with its officers and its independent auditors (and the Company hereby authorizes such independent auditors to discuss such financial matters with any Lender or the Administrative Agent or any representative thereof), and to examine (and, at the expense of the Company or the applicable Subsidiary, photocopy extracts from) any of its books or other records. All such inspections or audits by the Administrative Agent shall be at the Company’s expense.

10.3 Maintenance of Property; Insurance. Keep, and cause each Subsidiary to keep, all property useful and necessary in the business of the Company or such Subsidiary in good working order and condition, ordinary wear and tear excepted maintain, and cause each Subsidiary to maintain, with responsible insurance companies, such insurance as may be required by any law or governmental regulation or court decree or order applicable to it and such other insurance, to such extent and against such hazards and liabilities, as is customarily maintained by companies similarly situated, but which shall insure against all risks and liabilities of the type identified on Schedule 9.15 and shall have insured amounts no less than, and deductibles no higher than, those set forth on such schedule; and, upon request of the Administrative Agent or any Lender, furnish to the Administrative Agent or such Lender a certificate setting forth in reasonable detail the nature and extent of all insurance maintained by the Company and its Subsidiaries.

10.4 Compliance with Laws; Payment of Taxes and Liabilities. (a) Comply, and cause each Subsidiary to comply, in all material respects with all applicable laws, rules, regulations,

decrees, orders, judgments, licenses and permits, except where failure to comply could not reasonably be expected to have a Material Adverse Effect; (b) without limiting clause (a) above, ensure, and cause each Subsidiary to ensure, that no person who owns a controlling interest in or otherwise controls a Subsidiary is or shall be (i) listed on the Specially Designated Nationals and Blocked Person List maintained by the Office of Foreign Assets Control (“OFAC”), Department of the Treasury, and/or any other similar lists maintained by OFAC pursuant to any authorizing statute, Executive Order or regulation or (ii) a person designated under Section 1(b), (c) or (d) of Executive Order No. 13224 (September 23, 2001), any related enabling legislation or any other similar Executive Orders, (c) without limiting clause (a) above, comply, and cause each Subsidiary to comply, with all applicable Lender Secrecy Act (“BSA”) and anti-money laundering laws and regulations and (d) pay, and cause each Subsidiary to pay, prior to delinquency, all taxes and other governmental charges against it or any of its property, as well as claims of any kind which, if unpaid, might become a Lien on any of its property; provided that the foregoing shall not require the Company or any Subsidiary to pay any such tax or charge so long as it shall contest the validity thereof in good faith by appropriate proceedings and shall set aside on its books adequate reserves with respect thereto in accordance with GAAP.

10.5 Maintenance of Existence, etc. Maintain and preserve, and (subject to Section 10.8) cause each Subsidiary to maintain and preserve, (a) its existence and good standing in the jurisdiction of its organization and (b) its qualification to do business and good standing in each jurisdiction where the nature of its business makes such qualification necessary (except in those instances in which the failure to be qualified or in good standing does not have a Material Adverse Effect).

10.6 Financial Covenants.

10.6.1 Fixed Charge Coverage Ratio. Not permit the Fixed Charge Coverage Ratio for the Company for any Computation Period to be less than 1.5 to 1.0.

10.6.2 Total Debt to EBITDA Ratio. Not permit the Total Debt to EBITDA Ratio as of the last day of any Computation Period to be greater than 3.25 to 1.00.

10.7 Liens. Not, and not permit any Subsidiary to, create or permit to exist any Lien on any of its real or personal properties, assets or rights of whatsoever nature (whether now owned or hereafter acquired), except:

(a) Liens for taxes, fees, assessments or other governmental charges which are not delinquent or remain payable without penalty;

(b) carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other similar Liens arising in the Ordinary Course of Business which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the Property subject thereto;

(c) Liens (other than any Lien imposed by ERISA) consisting of pledges or deposits required in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d) Liens on the Property of the Company or any of its Subsidiaries securing (i) the non-delinquent performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, (ii) contingent obligations on surety and appeal bonds, and (iii) other non-delinquent obligations of a like nature; in each case, incurred in the Ordinary Course of Business;

(e) Liens consisting of judgment or judicial attachment liens, provided that the enforcement of such Liens is effectively stayed and all such Liens in the aggregate at any time outstanding for the Company and its Subsidiaries do not exceed $1,000,000;

(f) easements, rights-of-way, restrictions and other similar encumbrances incurred in the Ordinary Course of Business which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the Property subject thereto or interfere with the ordinary conduct of the businesses of the Company and its subsidiaries;

(g) Liens on assets of Persons which become Subsidiaries after the date of this Agreement, provided, however, that such Liens existed at the time the respective Persons became Subsidiaries and were not created in anticipation thereof;

(h) Purchase money security interests on any Property acquired or held by the Company or its Subsidiaries in the Ordinary Course of Business, securing Debt incurred or assumed for the purpose of financing all or any part of the cost of acquiring such Property; provided that (i) any such Lien attaches to such Property concurrently with or within twenty (20) days after the acquisition thereof, (ii) such Lien attaches solely to the Property so acquired in such transaction, and (iii) the principal amount of the debt secured thereby does not exceed 100% of the cost of such Property;

(i) Liens securing Debt incurred pursuant to Capital Leases on assets subject to such Capital Leases;

(j) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the Federal Reserve Board, and (ii) such deposit account is not intended by the Company or any of its Subsidiaries to provide collateral to the depository institution; and

(k) Liens secured solely by the Company’s corporate headquarters located at 615 N. Wabash Avenue, Chicago, Illinois arising in connection with Debt funded directly to the Company.

10.8 Mergers, Consolidations, Sales. Not, and shall not suffer or permit any of its Subsidiaries to, merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except:

(a) any Subsidiary of the Company may merge with the Company, provided that the Company shall be the continuing or surviving corporation, or with any one or more Subsidiaries of the Company, provided that if any transaction shall be between a Subsidiary and a Wholly-Owned Subsidiary, the Wholly-Owned Subsidiary shall be the continuing or surviving corporation;

(b) any Subsidiary of the Company may sell all or substantially all of its assets (upon voluntary liquidation or otherwise), to the Company or another Wholly-Owned Subsidiary of the Company;

(c) any Subsidiary may merge into another Person to effect a Permitted Acquisition or any such Person may merge into any Subsidiary to effect a Permitted Acquisition; and

(d) the Company may enter into a sale or sale lease back transaction in connection with its corporate headquarters located at 615 N. Wabash Avenue, Chicago, Illinois.

10.9 Investments. Not purchase or acquire, or suffer or permit any of its Subsidiaries to purchase or acquire, or make any commitment therefor, any capital stock, equity interest, or any obligations or other securities of, or any interest in, any Person (other than the Company), or make or commit to make any Acquisitions, or make or commit to make any advance, loan, extension of credit or capital contribution to or any other investment in, any Person including any Affiliate of the Company, except for:

(a) Cash Equivalent Investments;

(b) extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services, and loans to officers, in the Ordinary Course of Business;

(c) extensions of credit and capital contributions by the Company to any of its Wholly-Owned Subsidiaries or by any of its Wholly-Owned Subsidiaries to the Company or to another of its Wholly-Owned Subsidiaries of the Company;

(d) investments received in lieu of cash payments for services rendered in the ordinary course of Company’s business; and

(e) Permitted Acquisitions.

10.10 Modification of Organizational Documents. Not permit the Certificate or Articles of Incorporation, By-Laws or other organizational documents of the Company or any Subsidiary to be amended or modified in any way which might reasonably be expected to materially adversely affect the interests of the Lenders.

10.11 Use of Proceeds. Use the proceeds of the Loans, and the Letters of Credit, for working capital, for Permitted Acquisitions, for capital expenditures, for repurchases of the Company’s publicly traded corporate stock, and for other general corporate purposes; and not use or permit any proceeds of any Loan to be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of “purchasing or carrying” any Margin Stock (except for the Company’s publicly traded corporate stock) in violation of Regulation U.

10.12 Further Assurances. Take, and cause each Subsidiary to take, such actions as are necessary or as the Administrative Agent or the Required Lenders may reasonably request from time to time to ensure that (a) the obligations of the Borrowers hereunder and under the other Loan Documents are guaranteed by all of its Significant Subsidiaries (including, promptly upon the acquisition or creation thereof, any Significant Subsidiary acquired or created after the date hereof) by execution of a counterpart of the Guaranty.

10.13 Transactions with Affiliates. Not, and not permit any Subsidiary to, enter into, or cause, suffer or permit to exist any transaction, arrangement or contract with any of its other Affiliates (other than the Company and its Subsidiaries) which is on terms that are less favorable to the Company and its Subsidiaries than are obtainable from any Person which is not one of its Affiliates.

10.14 Employee Benefit Plans. Maintain, and cause each Subsidiary to maintain, each Pension Plan in substantial compliance with all applicable requirements of law and regulations.

10.15 Environmental Matters. (a) If any Release or Disposal of Hazardous Substances shall occur or shall have occurred on any real property or any other assets of the Company or any Subsidiary, the Company shall, or shall cause the applicable Subsidiary to, cause the prompt containment and removal of such Hazardous Substances and the remediation of such real property or other assets as necessary to comply with all Environmental Laws and to preserve the value of such real property or other assets. Without limiting the generality of the foregoing, the Company shall, and shall cause each Subsidiary to, comply with any valid Federal or state judicial or administrative order requiring the performance at any real property of the Company or any Subsidiary of activities in response to the Release or threatened Release of a Hazardous Substance.

(b) To the extent that the transportation of “hazardous waste” as defined by RCRA is permitted by this Agreement, the Company shall, and shall cause its Subsidiaries to, dispose of such hazardous waste only at licensed disposal facilities operating in compliance with Environmental Laws.

10.16 Unconditional Purchase Obligations. Not, and not permit any Subsidiary to, enter into or be a party to any contract for the purchase of materials, supplies or other property or services if such contract requires that payment be made by it regardless of whether delivery is ever made of such materials, supplies or other property or services.

10.17 Inconsistent Agreements. Not, and not permit any Subsidiary to, enter into any agreement containing any provision which would (a) be violated or breached by any borrowing by the Company hereunder or by the performance by the Company or any Subsidiary of any of its obligations hereunder or under any other Loan Document, (b) prohibit the Company or any Subsidiary from granting to the Administrative Agent, for the benefit of the Lenders, a Lien on any of its assets or (c) create or permit to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (i) pay dividends or make other distributions to the Company or any other applicable Subsidiary, or pay any Debt owed to the Company or any other Subsidiary, (ii) make loans or advances to the Company or (iii) transfer any of its assets or properties to the Company or (d) agree in any other agreement that it will not grant a Lien to any other Person.

10.18 Business Activities. Not, and not permit any Subsidiary to, engage in any line of business other than the businesses engaged in on the date hereof and businesses reasonably related thereto.

10.19 Agreements Not to Pledge. Except for this Agreement and except as permitted in Section 10.7 of this Agreement, the Company agrees that it will not enter into any other agreements whereby it covenants, agrees or represents that it will not grant a Lien to any other Person.

10.20 Continuity of Directors. Not have a change in twenty-five percent (25%) or more of the “directors” or higher of the Company (employee directors as opposed to members of the board of directors) during any twelve month period.

10.21 Fiscal Year. Not change its Fiscal Year.

10.22 Limitations on Debt. Not, and not permit any other Loan Party to, create, incur, assume or suffer to exist any Debt, except:

(a) obligations under this Agreement and the other Loan Documents;

(b) Hedging Obligations incurred for bona fide hedging purposes and not for speculation;

(c) Debt permitted by Sections 10.7(h) and (i);

(d) Debt described on Schedule 10.22(d);

(e) upon the written consent of the Administrative Agent, unsecured Debt incurred by Navigant Hong Kong, in an aggregate amount not at any time exceeding $10,000,000; and

(f) other Debt, in addition to the Debt listed above, in an aggregate amount not at any time exceeding $10,000,000.

10.23 Restricted Payments. Not, and not permit any Subsidiary to, (a) make any distribution or dividend to any of its shareholders, (b) purchase or redeem any of its capital stock or other equity interests or any warrants, options or other rights in respect thereof, or (c) set aside funds for any of the foregoing. Notwithstanding the foregoing, (i) any Subsidiary may pay dividends or make other distributions to the Company or to its immediate parent company if such parent company is a Wholly-Owned Subsidiary of the Company; and (ii) so long as no Event of Default or Unmatured Event of Default exists or would result therefrom the Company shall be permitted to purchase its publicly traded capital stock and the Company may declare and pay dividends to its shareholders.

10.24 Cancellation of Debt. Not, and not permit any Subsidiary to, cancel any claim or debt owing to it, except for reasonable consideration or in the ordinary course of business, and except for the cancellation of debts or claims not to exceed $500,000 in any Fiscal Year.

SECTION 11 EFFECTIVENESS; CONDITIONS OF LENDING, ETC.

The obligation of each Lender to make its Loans and of the Issuing Bank to issue Letters of Credit is subject to the following conditions precedent:

11.1 Initial Credit Extension. The obligation of the Administrative Agent and the Lenders to amend and restate the Existing Credit Agreement is, in addition to the conditions precedent specified in Section 11.2, subject to the conditions precedent that all of the following have been received, each dated the Effective Date (or such earlier date as shall be satisfactory to the Administrative Agent), in form and substance satisfactory to the Administrative Agent (and the date on which all such conditions precedent have been satisfied or waived in writing by the Administrative Agent and the Required Lenders is called the “Effective Date”):

11.1.1 Agreement. This Agreement, duly executed and delivered by the Borrowers.

11.1.2 Notes. The Notes, duly executed and delivered by the Borrowers.

11.1.3 Guaranty. A counterpart of the Guaranty, duly executed and delivered by each Guarantor.

11.1.4 Officer’s Certificate, Resolutions, Organizational Documents. An officer’s certificate (or comparable domestic or foreign documents), for each Loan Party, certifying the names of the officers of such Loan Party authorized to sign the Loan Documents, as applicable, together with the true signatures of such officers and certified copies of (i) the resolutions of the board of directors (or comparable domestic or foreign documents) of such Loan Party evidencing approval of the execution and delivery of the Loan Documents to which such Loan Party is a party, and (ii) the Organizational Documents of such Loan Party.

11.1.5 Good Standing and Full Force and Effect Certificates. A good standing certificate or full force and effect certificate, as the case may be, for each Loan Party, issued on or about the Effective Date by the Secretary of State in the state or states where such Loan Party is incorporated or formed or qualified as a foreign entity.

11.1.6 Opinion of Counsel. The opinions of Sidley Austin LLP, Sidley Austin and McCarthy Tétrault LLP counsel to the Credit Parties, and the opinions of the general counsel of the Company, each in form and substance acceptable to the Administrative Agent.

11.1.7 Insurance. Evidence satisfactory to the Administrative Agent of the existence of insurance required to be maintained pursuant to Section 10.3 together with evidence that the Administrative Agent has been named as a lender’s loss payee and an additional insured on all related insurance policies.

11.1.8 Payment of Fees. Evidence of payment by the Company of all accrued and unpaid fees, costs and expenses to the extent then due and payable on the Effective Date, together with all Attorney Costs of the Administrative Agent to the extent invoiced prior to the Effective Date, plus such additional amounts of Attorney Costs as shall constitute the Administrative Agent’s reasonable estimate of Attorney Costs incurred or to be incurred by the Administrative Agent through the closing proceedings (provided that such estimate shall not thereafter preclude final settling of accounts between the Company and the Administrative Agent).

11.1.9 Audited Financial Statements. Audited consolidated financial statements for the Company and its Subsidiaries for the Fiscal Years ending December 31, 2003, 2004 and 2005, and interim consolidated financial statements for the Company and its subsidiaries for the fiscal quarters ending March 31, 2006 and June 30, 2006.

11.1.10 Projections. Copies of financial projections for the Company and its Subsidiaries for each Fiscal Year (including an operating budget and a cash flow budget) prepared in a manner consistent with the projections delivered by the Company to the Administrative Agent prior to the Effective Date or otherwise in a manner reasonably satisfactory to the Administrative Agent, accompanied by a certificate of the Responsible Officer of the Company on behalf of the Company to the effect that (i) such projections were prepared by the Company in good faith, (ii) the Company has a reasonable basis for the assumptions contained in such projections and (iii) such projections have been prepared in accordance with such assumptions.

11.1.11 Material Adverse Effect. No occurrence or development resulting in a Material Adverse Effect, in the good-faith, reasonable credit judgment of the Administrative Agent, shall have occurred in the financial condition or operations of the Company since June 30, 2006.

11.1.12 Search Results; Lien Terminations. Certified copies of Uniform Commercial Code search reports dated a date reasonably near to the Effective Date, listing all effective financing statements which name any Loan Party (under their present names and any previous names) as debtors, together with (a) copies of such financing statements, (b) payoff letters evidencing repayment in full of all Debt secured by such financing statement, the termination of all agreements relating thereto and the release of all Liens granted in connection therewith, with Uniform Commercial Code or other appropriate termination statements and documents effective to evidence the foregoing (other than Liens permitted by Section 10.7) and (c) such other Uniform Commercial Code termination statements as the Administrative Agent may reasonably request.

11.1.13 Consents and Permits. Evidence that (i) all necessary governmental, regulatory, creditor, shareholder, partner and other material consents, approvals and exemptions required to be obtained by the Company in connection with the this Agreement have been duly obtained and are in full force and effect and (ii) all material permits necessary for the operation of any Loan Party’s business(es) have been obtained.

11.1.14 Other. Such other documents as the Administrative Agent or any Lender may reasonably request.

11.2 Conditions. The obligation (a) of each Lender to make each Loan and (b) of the Issuing Bank to issue each Letter of Credit is subject to the following further conditions precedent that:

11.2.1 Compliance with Warranties, No Default, etc. Both before and after giving effect to any borrowing and the issuance of any Letter of Credit, the following statements shall be true and correct:

(a) the representations and warranties of the Borrowers set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects with the same effect as if then made (except to the extent stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct as of such earlier date); and

(b) no Event of Default or Unmatured Event of Default shall have then occurred and be continuing.

11.2.2 Confirmatory Certificate. If requested by the Administrative Agent or any Lender, the Administrative Agent shall have received (in sufficient counterparts to provide one to each Lender) a certificate dated the date of such requested Loan or Letter of Credit and signed by a duly authorized representative of the Company as to the matters set out in Section 11.2.1 (it being understood that each request by the Company for the making of a Loan or the issuance of a Letter of Credit shall be deemed to constitute a warranty by the Company that the conditions precedent set forth in Section 11.2.1 will be satisfied at the time of the making of such Loan or the issuance of such Letter of Credit), together with such other documents as the Administrative Agent or any Lender may reasonably request in support thereof.

SECTION 12 EVENTS OF DEFAULT AND THEIR EFFECT.

12.1 Events of Default. Each of the following shall constitute an Event of Default under this Agreement:

12.1.1 Non-Payment of the Loans, etc. Default in the payment when due of the principal of any Loan; or default, and continuance thereof for five days, in the payment when due of any interest, fee, reimbursement obligation with respect to any Letter of Credit or other amount payable by a Borrower hereunder or under any other Loan Document.

12.1.2 Non-Payment of Other Debt. Any default shall occur under the terms applicable to any Debt of the Company or any Subsidiary in an aggregate amount (for all such Debt so affected) exceeding $1,000,000 and such default shall (a) consist of the failure to pay such Debt when due, whether by acceleration or otherwise, or (b) accelerate the maturity of such Debt or permit the holder or holders thereof, or any trustee or agent for such holder or holders, to cause such Debt to become due and payable (or require the Company or any Subsidiary to purchase or redeem such Debt) prior to its expressed maturity.

12.1.3 Other Material Obligations. Default in the payment when due, or in the performance or observance of, any material obligation of, or condition agreed to by, the Company or any Subsidiary with respect to any material purchase or lease of goods or services where such default, singly or in the aggregate with all other such defaults, might reasonably be expected to have a Material Adverse Effect.

12.1.4 Bankruptcy, Insolvency, etc. The Company or any Subsidiary becomes insolvent or generally fails to pay, or admits in writing its inability or refusal to pay, debts as they become due; or the Company or any Subsidiary applies for, consents to, or acquiesces in the appointment of a trustee, receiver or other custodian for the Company or such Subsidiary or any property thereof, or makes a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for the Company or any Subsidiary or for a substantial part of the property of any thereof and is not discharged within 60 days; or any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is commenced in respect of the Company or any Subsidiary, and if such case or proceeding is not commenced by the Company or such Subsidiary, it is consented to or acquiesced in by the Company or such Subsidiary, or remains for 30 days undismissed; or the Company or any Subsidiary takes any action to authorize, or in furtherance of, any of the foregoing.

12.1.5 Non-Compliance with Loan Documents. (a) Failure by the Company to comply with or to perform any covenant set forth in Sections 10.1.5(a), and 10.5 through 10.19; or (b) failure by the Company to comply with or to perform any other provision of this Agreement or any other Loan Document (and not constituting an Event of Default under any other provision of this Section 12) and continuance of such failure described in this clause (b) for thirty (30) days.

12.1.6 Warranties. Any warranty made by the Company or any Subsidiary herein or any other Loan Document is breached or is false or misleading in any material respect, or any schedule, certificate, financial statement, report, notice or other writing furnished by the Company or any Subsidiary to the Administrative Agent or any Lender in connection herewith is false or misleading in any material respect on the date as of which the facts therein set forth are stated or certified.

12.1.7 Pension Plans. (i) Institution of any steps by the Company or any other Person to terminate a Pension Plan if as a result of such termination the Company could be required to make a contribution to such Pension Plan, or could incur a liability or obligation to such Pension Plan, in excess of $250,000; (ii) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA; or (iii) there shall occur any withdrawal or partial withdrawal from a Multiemployer Pension Plan and the withdrawal liability (without unaccrued interest) to Multiemployer Pension Plans as a result of such withdrawal (including any outstanding withdrawal liability that the Company and the Controlled Group have incurred on the date of such withdrawal) exceeds $250,000.

12.1.8 Judgments. Final judgments which exceed an aggregate of $1,000,000 shall be rendered against the Company or any Subsidiary and shall not have been paid, discharged or vacated or had execution thereof stayed pending appeal within 30 days after entry or filing of such judgments.

12.1.9 Invalidity of Guaranty, etc. The Guaranty shall cease to be in full force and effect with respect to any Significant Subsidiary; or any Significant Subsidiary (or any Person by, through or on behalf of such Significant Subsidiary) shall contest in any manner the validity, binding nature or enforceability of the Guaranty with respect to such Significant Subsidiary.

12.1.10 Material Adverse Effect. The occurrence of any event having a Material Adverse Effect.

12.1.11 Change of Control. The occurrence of a Change of Control.

12.2 Effect of Event of Default. If any Event of Default described in Section 12.1.4 shall occur, the Commitments (if they have not theretofore terminated) shall immediately terminate and the Loans and all other obligations hereunder shall become immediately due and payable and the Company shall become immediately obligated to Cash Collateralize all Letters of Credit and the Canadian Borrower shall become immediately obligated to Cash Collateralize all Bankers’ Acceptances, all without presentment, demand, protest or notice of any kind; and, if any other Event of Default shall occur and be continuing, the Administrative Agent (upon written request of the Required Lenders) shall declare the Commitments (if they have not theretofore terminated) to be terminated and/or declare all Loans and all other obligations hereunder to be due and payable and/or demand that the Company immediately Cash Collateralize all Letters of Credit and the Canadian Borrower shall become immediately obligated to Cash Collateralize all Bankers’ Acceptances, whereupon the Commitments (if they have not theretofore terminated) shall immediately terminate and/or all Loans and all other obligations hereunder shall become immediately due and payable and/or the Company shall immediately become obligated to Cash Collateralize all Letters of Credit and the Canadian Borrower shall become immediately obligated to Cash Collateralize all Bankers’ Acceptances, all without presentment, demand, protest or notice of any kind. The Administrative Agent shall promptly advise the Borrowers of any such declaration, but failure to do so shall not impair the effect of such declaration. Notwithstanding the foregoing, the effect as an Event of Default of any event described in Section 12.1.1 or Section 12.1.4 may be waived by the written concurrence of all of the Lenders, and the effect as an Event of Default of any other event described in this Section 12 may be waived by the written concurrence of the Required Lenders. Any Cash Collateral delivered hereunder shall be held by the Administrative Agent or the Canadian Agent, as applicable (without liability for interest thereon), and applied to obligations arising in connection with any drawing under a Letter of Credit or Bankers’ Acceptances, as applicable. After the expiration or termination of all Letters of Credit, such Cash Collateral shall be applied by the Administrative Agent to any remaining obligations hereunder and any excess shall be delivered to the Company or as a court of competent jurisdiction may elect.

SECTION 13 THE AGENTS.

13.1 Appointment and Authorization. (a) Each Lender hereby irrevocably (subject to Section 13.9) appoints, designates and authorizes the Administrative Agent and the Canadian Agent to take such action on its behalf under the provisions of this Agreement and each other Loan

Document and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, neither the Administrative Agent nor the Canadian Agent shall have any duty or responsibility except those expressly set forth herein, and neither the Administrative Agent nor the Canadian Agent shall have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agents.

(b) The Issuing Bank shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith. The Issuing Bank shall have all of the benefits and immunities (i) provided to the Agents in this Section 13 with respect to any acts taken or omissions suffered by the Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the terms “Administrative Agent” or “Agent”, as used in this Section 13, included the Issuing Bank with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to the Issuing Bank.

13.2 Delegation of Duties. The Agents may execute any of their duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agents shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

13.3 Liability of Agents. None of the Agents nor any of their directors, officers, employees or agents shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by the Company or any Subsidiary or Affiliate of the Company, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by such Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of the Company or any other party to any Loan Document to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Company or any of the Company’s Subsidiaries or Affiliates.

13.4 Reliance by Agents. The Agents shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Borrowers), independent accountants and other experts selected by the Agents. The Agents shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, confirmation from the Lenders of their obligation to indemnify the Agents against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agents shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

13.5 Notice of Default. The Agents shall not be deemed to have knowledge or notice of the occurrence of any Event of Default or Unmatured Event of Default except with respect to defaults in the payment of principal, interest and fees required to be paid to such Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or a Borrower referring to this Agreement, describing such Event of Default or Unmatured Event of Default and stating that such notice is a “notice of default”. The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Event of Default or Unmatured Event of Default as may be requested by the Required Lenders in accordance with Section 12; provided that unless and until the Administrative Agent has received any such request, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default or Unmatured Event of Default as it shall deem advisable or in the best interest of the Lenders.

13.6 Credit Decision. Each Lender acknowledges that the Agents have not made any representation or warranty to it, and that no act by any Agent hereafter taken, including any review of the affairs of the Company and its Subsidiaries, shall be deemed to constitute any representation or warranty by the Agents to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon the Agents and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Company and its Subsidiaries, and made its own decision to enter into this Agreement and to extend credit to the Company hereunder. Each Lender also represents that it will, independently and without reliance upon the Agents and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Company and its Subsidiaries. Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by the Administrative Agent, the Agents shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial or other condition or creditworthiness of the Company and its Subsidiaries which may come into the possession of the Agents.

13.7 Indemnification. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Agents and their directors, officers, employees and agents (to the extent not reimbursed by or on behalf of the Borrowers and without limiting the obligation of the Borrowers to do so), pro rata, from and against any and all Indemnified Liabilities; provided that no Lender shall be liable for any payment to any such Person of any portion of the Indemnified Liabilities resulting from such Person’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender shall reimburse the Agents upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Agents in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the applicable Agent is not reimbursed for such expenses by or on behalf of the Borrowers. The undertaking in this Section shall survive repayment of the Loans, cancellation of the Notes, expiration or termination of the Letters of Credit, termination of this Agreement and the resignation or replacement of the Agents.

13.8 Administrative Agent in Individual Capacity. LaSalle and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of Banking, trust, financial advisory, underwriting or other business with the Company and its Subsidiaries and Affiliates as though LaSalle were not an Agent or the Issuing Bank hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, LaSalle or its Affiliates may receive information regarding the Company or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Company or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. With respect to their Loans (if any), LaSalle and its Affiliates shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though LaSalle were not an Agent and the Issuing Bank, and the terms “Lender” and “Lenders” include LaSalle and its Affiliates, to the extent applicable, in their individual capacities.

13.9 Successor Agents.

13.9.1 The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders and may be removed at any time by the Required Lenders. If the Administrative Agent resigns under this Agreement or is so removed, the Required Lenders shall, with (so long as no Event of Default exists) the consent of the Company (which shall not be unreasonably withheld or delayed), appoint from among the Lenders a successor agent for the Lenders. If no successor agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Company, a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent” shall mean such successor agent, and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 13 and Sections 14.6 and 14.13 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

13.9.2 The Canadian Agent may resign as the Canadian Agent upon 30 days’ notice to the Lenders and may be removed at any time by the Required Lenders. If the Canadian Agent resigns under this Agreement or is so removed, the Required Lenders shall, with (so long as no Event of Default exists) the consent of the Company (which shall not be unreasonably withheld or delayed), appoint from among the Canadian Lenders a successor Canadian Agent for the Canadian Lenders. If no successor agent is appointed prior to the effective date of the resignation of the Canadian Agent, the Canadian Agent may appoint, after consulting with the Lenders and the Company, a successor agent from among the Canadian Lenders. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Canadian Agent and the term “Canadian Agent” shall mean such successor agent, and the retiring Canadian Agent’s appointment, powers and duties as Canadian Agent shall be terminated. After any retiring Canadian Agent’s resignation hereunder as Canadian Agent, the provisions of this Section 13 and Sections 14.6 and 14.13 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Canadian Agent under this Agreement. If no successor agent has accepted appointment as Canadian Agent by the date which is 30 days following a retiring Canadian Agent’s notice of resignation, the retiring Canadian Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Canadian Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

13.10 Funding Reliance. (a) Unless the Administrative Agent receives notice from a Lender by noon, Chicago time, on the day of a proposed borrowing that such Lender will not make available to the Administrative Agent an amount equal to its share of such borrowing (as determined by Section 2.2.1(b)), the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent and, in reliance upon such assumption, make a corresponding amount available to the applicable Borrower. If and to the extent such Lender has not made such amount available to the Administrative Agent, such Lender and the applicable Borrower jointly and severally agree to repay such amount to the Administrative Agent forthwith on demand, together with interest thereon at the interest rate applicable to Loans comprising such borrowing or, in the case of any Lender which repays such amount within three Business Days, the Federal Funds Rate (together with such other compensatory amounts as may be required to be paid by such Lender to the Administrative Agent pursuant to the Rules for Interbank Compensation of the Council on International Banking or the Clearinghouse Compensation Committee, as applicable, as in effect from time to time). Nothing set forth in this clause (a) shall relieve any Lender of any obligation it may have to make any Loan hereunder.

(b) Unless the Canadian Agent receives notice from a Canadian Lender by noon, Chicago time, on the day of a proposed borrowing that such Canadian Lender will not make available to the Canadian Agent an amount equal to its share of such borrowing (as determined by Section 2.2.1(b)), the Canadian Agent may assume that such Canadian Lender has made such amount available to the Canadian Agent and, in reliance upon such assumption, make a corresponding amount available to the Canadian Borrower. If and to the extent such Canadian Lender has not made such amount available to the Canadian Agent, such Canadian Lender and the Canadian Borrower jointly and severally agree to repay such amount to the Canadian Agent forthwith on demand, together with interest thereon at the interest rate applicable to Loans comprising such borrowing or, in the case of any Canadian Lender which repays such amount within three Business Days, the Canadian Prime Rate (together with such other compensatory amounts as may be required to be paid by such Canadian Lender to the Canadian Agent pursuant to the Rules for Interbank Compensation of the Council on International Banking or the Clearinghouse Compensation Committee, as applicable, as in effect from time to time). Nothing set forth in this clause (b) shall relieve any Lender of any obligation it may have to make any Loan hereunder.

(c) Unless the Administrative Agent receives notice from the Company prior to the due date for any payment hereunder that the Borrowers do not intend to make such payment, the Agents may assume that the Borrowers have made such payment and, in reliance upon such assumption, make available to each Lender its share of such payment. If and to the extent that the Borrowers have not made any such payment to the applicable Agent, each Lender which received a share of such payment shall repay such share (or the relevant portion thereof) to the applicable Agent forthwith on demand, together with interest thereon at the Base Rate (or, in the case of any Lender which repays such amount within three Business Days, the Federal Funds Rate). Nothing set forth in this clause (c) shall relieve the Borrowers of any obligation it may have to make any payment hereunder.

13.11 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the applicable Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the applicable Agent shall have made any demand on any Loan Party) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, and all other obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Agents and their respective agents and counsel and all other amounts due the Lenders and the Agents under Sections 5, 14.6 and 14.13) allowed in such judicial proceedings; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent (or the Canadian Agent, as the case may be) and, in the event that the Administrative Agent (or the Canadian Agent, as the case may be) shall consent to the making of such payments directly to the Lender, to pay to the Administrative Agent (or the Canadian Agent, as the case may be) any amount due for the reasonable compensation, expenses, disbursements and advances of the applicable Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 5, 14.6 and 14.13.

Nothing contained herein shall be deemed to authorize an Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the obligations or the rights of any Lender or to authorize an Agent to vote in respect of the claim of any Lender in any such proceeding.

13.12 Other Agents; Arrangers and Managers. None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent,” “documentation agent,” “co-agent,” “book manager,” “lead manager,” “arranger,” “lead arranger” or “co-arranger”, if any, shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such Lenders, those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

SECTION 14 GENERAL.

14.1 Waiver; Amendments. No delay on the part of an Agent or any Lender in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by any of them of any right, power or remedy preclude other or further exercise thereof, or the exercise of any other right, power or remedy. No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement or the Notes shall in any event be effective unless the same shall be in writing and signed and delivered by Lenders having an aggregate Pro Rata Share of the Total Facility of not less than the aggregate Pro Rata Share of the Total Facility expressly designated herein with respect thereto or, in the absence of such designation as to any provision of this Agreement or the Notes, by the Required Lenders, and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No amendment, modification, waiver or consent shall (i) extend or increase the Commitment of any Lender without the written consent of such Lender, (ii) extend the date scheduled for payment of any principal (excluding mandatory prepayments) of or interest on the Loans or any fees payable hereunder without the written consent of each Lender, (iii) reduce the principal amount of any Loan, the rate of interest thereon or any fees payable hereunder, without the consent of each Lender directly affected thereby (except for (x) periodic adjustments of interest rates and fees resulting from a change in the Applicable Margin as provided for in this Agreement and (y) any waiver or modification of the default rate); or (iv) release any party from its obligations under the Guaranty (other than in connection with a sale of all of the equity interests of the applicable Guarantor permitted or approved hereunder), change the definition of Required Lenders, any provision of this Section 13.1 or reduce the aggregate Pro Rata Share of the Total Facility required to effect an amendment, modification, waiver or consent, without, in each case, the written consent of all Lenders. No provision of Section 13 or other provision of this Agreement affecting an Agent in its capacity as such shall be amended, modified or waived without the consent of such Agent. No provision of this Agreement relating to the rights or duties of the Issuing Bank in its capacity as such shall be amended, modified or waived without the consent of the Issuing Bank.

14.2 Confirmations. The Borrowers and each holder of a Note agree from time to time, upon written request received by it from the other, to confirm to the other in writing (with a copy of each such confirmation to the Administrative Agent) the aggregate unpaid principal amount of the Loans then outstanding under such Note.

14.3 Notices. Except as otherwise provided in Sections 2.2.2 and 2.2.3, all notices hereunder shall be in writing (including facsimile transmission) and shall be sent to the applicable party at its address shown on Schedule 14.3 or at such other address as such party may, by written notice received by the other parties, have designated as its address for such purpose. Notices sent by facsimile transmission shall be deemed to have been given when sent; notices sent by mail shall be deemed to have been given three Business Days after the date when sent by registered or certified mail, postage prepaid; and notices sent by hand delivery or overnight courier service shall be deemed to have been given when received. For purposes of Sections 2.2.2 and 2.2.3, the Administrative Agent shall be entitled to rely on telephonic instructions from any person that the Administrative Agent in good faith believes is an authorized officer or employee of the Company, and the Company shall hold the Administrative Agent and each other Lender harmless from any loss, cost or expense resulting from any such reliance.

14.4 Computations. Where the character or amount of any asset or liability or item of income or expense is required to be determined, or any consolidation or other accounting computation is required to be made, for the purpose of this Agreement, such determination or calculation shall, to the extent applicable and except as otherwise specified in this Agreement, be made in accordance with GAAP, consistently applied; provided that if the Company notifies the Administrative Agent that the Company wishes to amend any covenant in Section 10 to eliminate or to take into account the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies the Company that the Required Lenders wish to amend Section 10 for such purpose), then the Company’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Company and the Required Lenders.

14.5 Regulation U. Each Lender represents that it in good faith is not relying, either directly or indirectly, upon any Margin Stock as collateral security for the extension or maintenance by it of any credit provided for in this Agreement.

14.6 Costs, Expenses and Taxes. The Borrowers agree to pay on demand all reasonable out-of-pocket costs and expenses of the Agents (including Attorney Costs) in connection with the preparation, execution, syndication, delivery and administration of this Agreement, the other Loan Documents and all other documents provided for herein or delivered or to be delivered hereunder or in connection herewith (including any amendment, supplement or waiver to any Loan Document), and all reasonable out-of-pocket costs and expenses (including Attorney Costs) incurred by the Agents and each Lender after an Event of Default in connection with the enforcement of this Agreement, the other Loan Documents or any such other documents. In addition, the Borrowers agree to pay, and to save the Agents and the Lenders harmless from all liability for, (a) any stamp or other taxes (excluding income taxes and franchise taxes based on net income) which may be payable in connection with the execution and delivery of this Agreement, the borrowings hereunder, the issuance of the Notes or the execution and delivery of any other Loan Document or any other document provided for herein or delivered or to be delivered hereunder or in connection herewith and (b) any fees of the Company’s auditors in connection with any reasonable exercise by the Agents and the Lenders of their rights pursuant to Section 10.2. All obligations provided for in this Section 14.6 shall survive repayment of the Loans, cancellation of the Notes, expiration or termination of the Letters of Credit and termination of this Agreement.

14.7 Subsidiary References. The provisions of this Agreement relating to Subsidiaries shall apply only during such times as the Company has one or more Subsidiaries.

14.8 Captions. Section captions used in this Agreement are for convenience only and shall not affect the construction of this Agreement.

14.9 Assignments; Participations.

14.9.1 Assignments. Any Lender may, with the prior written consents of the Issuing Bank and the Administrative Agent and (so long as no Event of Default exists) the Company (which consents shall not be unreasonably delayed or withheld and, in any event, shall not be required for an assignment by a Lender to one of its Affiliates), at any time assign and delegate to one or more commercial Lenders or other Persons (any Person to whom such an assignment and delegation is to be made being herein called an “Assignee”) all or any fraction of such Lender’s Loans and Commitment (which assignment and delegation shall be of a constant, and not a varying, percentage of all the assigning Lender’s Loans and Commitment) in a minimum aggregate amount equal to the lesser of (i) the amount of the assigning Lender’s Pro Rata Share of the Total Facility and (ii) $5,000,000; provided that (a) no assignment and delegation may be made to any Person if, at the time of such assignment and delegation, the Company or applicable Borrower would be obligated to pay any greater amount under Section 7.6 or Section 8 to the Assignee than the Company or a Borrower is then obligated to pay to the assigning Lender under such Sections (and if any assignment is made in violation of the foregoing, the Company will not be required to pay the incremental amounts) and (b) the Company and the Administrative Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned and delegated to an Assignee until the date when all of the following conditions shall have been met:

(a) five Business Days (or such lesser period of time as the Administrative Agent and the assigning Lender shall agree) shall have passed after written notice of such assignment and delegation, together with payment instructions, addresses and related information with respect to such Assignee, shall have been given to the Company and the Administrative Agent by such assigning Lender and the Assignee,

(b) the assigning Lender and the Assignee shall have executed and delivered to the Company and the Administrative Agent an assignment agreement substantially in the form of Exhibit D (an “Assignment Agreement”), together with any documents required to be delivered thereunder, which Assignment Agreement shall have been accepted by the Administrative Agent, and

(c) except in the case of an assignment by a Lender to one of its Affiliates, the assigning Lender or the Assignee shall have paid the Administrative Agent a processing fee of $3,500.

From and after the date on which the conditions described above have been met, (x) such Assignee shall be deemed automatically to have become a party hereto and, to the extent that rights and obligations hereunder have been assigned and delegated to such Assignee pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder and (y) the assigning Lender, to the extent that rights and obligations hereunder have been assigned and delegated by it pursuant to such Assignment Agreement, shall be released from its obligations hereunder. Within five Business Days after effectiveness of any assignment and delegation, the Company shall execute and deliver to the Administrative Agent (for delivery to the Assignee and the Assignor, as applicable) a new Note in the principal amount of the Assignee’s Pro Rata Share of the Total Facility and, if the assigning Lender has retained a Commitment hereunder, a replacement Note in the principal amount of the Pro Rata Share of the Total Facility retained by the assigning Lender (such Note to be in exchange for, but not in payment of, the predecessor Note held by such assigning Lender). Each such Note shall be dated the effective date of such assignment. The assigning Lender shall mark the predecessor Note “exchanged” and deliver it to the Company. Accrued interest on that part of the predecessor Note being assigned shall be paid as provided in the Assignment Agreement. Accrued interest and fees on that part of the predecessor Note not being assigned shall be paid to the assigning Lender. Accrued interest and accrued fees shall be paid at the same time or times provided in the predecessor Note and in this Agreement. Any attempted assignment and delegation not made in accordance with this Section 14.9.1 shall be null and void.

Notwithstanding the foregoing provisions of this Section 14.9.1 or any other provision of this Agreement, any Lender may at any time assign all or any portion of its Loans and its Note to a Federal Reserve Lender (but no such assignment shall release any Lender from any of its obligations hereunder).

14.9.2 Participations. Any Lender may at any time sell to one or more commercial Lenders or other Persons participating interests in any Loan owing to such Lender, the Note held by such Lender, the Commitment of such Lender, the direct or participation interest of such Lender in any Letter of Credit or any other interest of such Lender hereunder (any Person purchasing any such participating interest being herein called a “Participant”). In the event of a sale by a Lender of a participating interest to a Participant, (x) such Lender shall remain the holder of its Note for all purposes of this Agreement, (y) the Company and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations hereunder and (z) all amounts payable by the Company shall be determined as if such Lender had not sold such participation and shall be paid directly to such Lender. No Participant shall have any direct or indirect voting rights hereunder except with respect to any of the events described in the fourth sentence of Section 14.1. Each Lender agrees to incorporate the requirements of the preceding sentence into each participation agreement which such Lender enters into with any Participant. The Company agrees that if amounts outstanding under this Agreement and the Notes are due and payable (as a result of acceleration or otherwise), each Participant shall be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement, any Note and with respect to any Letter of Credit to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement or such Note; provided that such right of setoff shall be subject to the obligation of each Participant to share with the Lenders, and the Lenders agree to share with each Participant, as provided in Section 7.5. The Company also agrees that each Participant shall be entitled to the benefits of Section 7.6 and Section 8 as if it were a Lender

(provided that no Participant shall receive any greater compensation pursuant to Section 7.6 or Section 8 than would have been paid to the participating Lender if no participation had been sold).

14.10 Governing Law. This Agreement and each Note shall be a contract made under and governed by the internal laws of the State of Illinois applicable to contracts made and to be performed entirely within such State. Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. All obligations of the Borrowers and rights of the Administrative Agent and the Lenders expressed herein or in any other Loan Document shall be in addition to and not in limitation of those provided by applicable law.

14.11 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement.

14.12 Successors and Assigns. This Agreement shall be binding upon the Borrowers, the Lenders and the Administrative Agent and their respective successors and assigns, and shall inure to the benefit of the Borrowers, the Lenders and the Administrative Agent and the successors and assigns of the Lenders and the Administrative Agent.

14.13 Indemnification by the Borrowers. In consideration of the execution and delivery of this Agreement by the Agents and the Lenders and the agreement to extend the Commitments provided hereunder, the Borrowers hereby agrees to indemnify, exonerate and hold each Agent, each Lender and each of the officers, directors, employees, Affiliates and agents of each Agent and each Lender (each a “Lender Party”) free and harmless from and against any and all actions, causes of action, suits, losses, liabilities, damages and expenses, including Attorney Costs (collectively, the “Indemnified Liabilities”), incurred by the Lender Parties or any of them as a result of, or arising out of, or relating to (i) any tender offer, merger, purchase of stock, purchase of assets (including any other similar transaction financed or proposed to be financed in whole or in part, directly or indirectly, with the proceeds of any of the Loans, (ii) the use, handling, release, emission, discharge, transportation, storage, treatment or disposal of any hazardous substance at any property owned or leased by the Company or any Subsidiary, (iii) any violation of any Environmental Laws with respect to conditions at any property owned or leased by the Company or any Subsidiary or the operations conducted thereon, (iv) the investigation, cleanup or remediation of offsite locations at which the Company or any Subsidiary or their respective predecessors are alleged to have directly or indirectly disposed of hazardous substances or (v) the execution, delivery, performance or enforcement of this Agreement or any other Loan Document by any of the Lender Parties, except for any such Indemnified Liabilities arising on account of the applicable Lender Party’s gross negligence or willful misconduct. If and to the extent that the foregoing undertaking may be unenforceable for any reason, each Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. All obligations provided for in this Section 14.13 shall survive repayment of the Loans, cancellation of the Notes, expiration or termination of the Letters of Credit, and termination of this Agreement.

14.14 Nonliability of Lenders. The relationship between the Borrowers on the one hand and the Lenders and the Agents on the other hand shall be solely that of borrower and lender. Neither any Agent nor any Lender shall have any fiduciary responsibility to any Borrower. Neither any Agent nor any Lender undertakes any responsibility to any Borrower to review or inform any Borrower or any matter in connection with any phase of a Borrower’s business or operations. Each Borrower agrees that neither any Agent nor any Lender shall have liability to the Borrowers (whether sounding in tort, contract or otherwise) for losses suffered by any Borrower in connection with, arising out of, or in any way related to the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. Neither any Agent nor any Lender shall have any liability with respect to, and each Borrower hereby waives, releases and agrees not to sue for, any special, indirect or consequential damages suffered by any Borrower in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.

14.15 Forum Selection and Consent to Jurisdiction. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF ILLINOIS OR IN THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS; PROVIDED THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE ADMINISTRATIVE AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. THE BORROWERS HEREBY EXPRESSLY AND IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF ILLINOIS AND OF THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE. THE BORROWERS FURTHER IRREVOCABLY CONSENT TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF ILLINOIS. THE BORROWERS HEREBY EXPRESSLY AND IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

14.16 Waiver of Jury Trial. EACH OF THE BORROWERS, THE ADMINISTRATIVE AGENT AND EACH LENDER HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, ANY NOTE, ANY OTHER LOAN DOCUMENT AND ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY BANKING RELATIONSHIP EXISTING IN CONNECTION WITH ANY OF THE FOREGOING, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

14.17 Customer Identification - USA PATRIOT Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any other party) hereby notifies the Loan Parties that, pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56, signed into law October 26, 2001 (the “Act”), it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Loan Parties in accordance with the Act.

14.18 Currency.

(a) Currency Equivalent Generally. For the purposes of making valuations or computations under this Agreement (but not for the purposes of the preparation of any financial statements delivered pursuant hereto), unless expressly provided otherwise, where a reference is made to a dollar amount the amount is to be considered as the amount in Dollars and, therefor, each other currency shall be converted into the Dollar Equivalent.

(b) Judgment Currency. If an Agent, on behalf of the Lenders, obtains a judgment or judgments against any Loan Party in an Alternate Currency, the obligations of such Loan Party in respect of any sum adjudged to be due to such Agent or the Lenders hereunder or under the Notes (the “Judgment Amount”) shall be discharged only to the extent that, on the Business Day following receipt by such Agent of the Judgment Amount in an Alternate Currency, Administrative Agent, in accordance with normal Banking procedures, purchases Dollars with the Judgment Amount in an Alternate Currency. If the amount of Dollars so purchased is less than the amount of Dollars that could have been purchased with the Judgment Amount on the date or dates the Judgment Amount (excluding the portion of the Judgment Amount that has accrued as a result of the failure of such Loan Party to pay the sum originally due hereunder or under the Notes when it was originally due and owing to such Agent or the Lenders hereunder or under the Notes) was originally due and owing to such Agent or the Lenders hereunder or under the Notes (the “Currency Loss”), such Loan Party agrees as a separate obligation and notwithstanding any such judgment, to indemnify such Agent or such Lender, as the case may be, against the Currency Loss, and if the amount of Dollars so purchased exceeds the amount of Dollars that could have been purchased with the Judgment Amount on the date originally due and owing to such Agent or the Lenders, such Agent or such Lender agrees to remit such excess to such Loan Party.

14.19 Effect of Restatement. This Agreement shall, except as otherwise expressly set forth herein, supersede the Existing Credit Agreement from and after the Effective Date with respect to the transactions hereunder and with respect to the loans outstanding under the Existing Credit Agreement as of the Effective Date. The parties hereto acknowledge and agree, however, that (i) this Agreement does not constitute a novation, payment and reborrowing or termination of the obligations under the Existing Credit Agreement as in effect prior to the Effective Date and (ii) such obligations are in all respects continuing with only the terms being modified as provided in this Agreement.

SECTION 15 LIABILITY OF THE BORROWERS.

15.1 Appointment of the Company. Each Borrower hereby irrevocably appoints the Company as the borrowing agent and attorney-in-fact for all Borrowers which appointment shall remain in full force and effect unless and until the Administrative Agent shall have received prior written notice signed by each Borrower that such appointment has been revoked and that another Borrower has been appointed. Each Borrower hereby irrevocably appoints and authorizes the Company to (i) provide the Administrative Agent with all notices with respect to Loans and Letters of Credit obtained for the benefit of any Borrower and all other notices and instructions under this Agreement, (ii) take such action as the Company deems appropriate on its behalf to obtain Loans and Letters of Credit, and (iii) exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement.

15.2 Maximum Liability of Foreign Borrowers. Anything in this Agreement to the contrary notwithstanding, (a) in no event shall the UK Borrower be responsible for any of the Obligations, except for the Obligations with respect to the principal, interest, fees and expenses with respect to Loans that it received, and (b) in no event shall the Canadian Borrower be responsible for any of the Obligations, except for the Obligations with respect to the principal, interest, fees and expenses with respect to Loans that it received.

15.3 Joint and Several Liability of the Company. The Company acknowledges and agrees that the Agents and the Lenders are entering into this Agreement at the request of the Company and with the understanding that the Company is and shall remain fully liable, jointly and severally, for payment in full of the Obligations. The Company agrees that it is receiving or will receive a direct pecuniary benefit for each Loan made or Letter of Credit issued hereunder.

15.4 Company Guaranty. The Company hereby unconditionally and irrevocably guaranties to the Administrative Agent, the Canadian Agent and the Lenders the full and prompt payment when due, at maturity, by reason of acceleration or otherwise, and at all times thereafter, of all indebtedness, liabilities and obligations of every kind and nature of the Borrowers to the Agents and the Lenders, arising out of the Loans, this Agreement and any Hedging Obligations. Notwithstanding this guaranty, to the extent that mandatory and non-waivable provisions of applicable law (including but not limited to any applicable business corporation laws), the Company’s obligations under this subsection shall be limited to the maximum amount which does not result in such invalidity or unenforceability.

[remainder of page intentionally blank; signature page follows]

Delivered at Chicago, Illinois, as of the day and year first above written.

COMPANY:	NAVIGANT CONSULTING, INC.

	By:	/s/ Ben W. Perks
	Title:	EVP & CFO

FOREIGN BORROWERS:	NAVIGANT CONSULTING (EUROPE) LIMITED, a corporation organized and existing under the laws of the United Kingdom

	By:	/s/ Jeff Stoecklein
	Title:	Director

NAVIGANT CONSULTING LTD., a corporation organized and existing under the laws of the Province of Ontario

	By:	/s/ Ben W. Perks
	Title:	Vice President

Signature Page to Third Amended and Restated Credit Agreement

AGENT:	LASALLE BANK NATIONAL ASSOCIATION, as Administrative Agent

	By:	/s/ James J. Hess
James J. Hess, Senior Vice President

CANADIAN AGENT:	LASALLE COMMERCIAL LENDING, A DIVISION OF ABN AMRO BANK N.V., as Canadian Agent

	By:	/s/ L. Geoffrey Morphy
	Title:	First Vice President

	By:	/s/ J. Bayu Budiatmanto
	Title:	Assistant Vice President

LENDERS:	LASALLE BANK NATIONAL ASSOCIATION, as Issuing Bank and as a Lender

	By:	/s/ James J. Hess
James J. Hess, Senior Vice President

LASALLE COMMERCIAL LENDING, A DIVISION OF ABN AMRO BANK N.V., as a Canadian Lender

	By:	/s/ L. Geoffrey Morphy
	Title:	First Vice President

	By:	/s/ J. Bayu Budiatmanto
	Title:	Assistant Vice President

Signature Page to Third Amended and Restated Credit Agreement

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ James DeVries
Its:	Senior Vice President

Signature Page to Third Amended and Restated Credit Agreement

BMO CAPITAL MARKETS FINANCING, INC., as a Lender

By:	/s/ Mark W. Piekos
Its:	Managing Director

BANK OF MONTREAL, as a Canadian Lender

By:	/s/ Ben Ciallella
Its:	Vice President

Signature Page to Third Amended and Restated Credit Agreement

FIFTH THIRD BANK CHICAGO, a Michigan Banking Corporation, as a Lender

By:	Dave Moore
Its:	Vice President

Signature Page to Third Amended and Restated Credit Agreement

ASSOCIATED BANK, N.A., as a Lender

By:	/s/ Danile Holzhauer
Daniel Holzhauer, Vice President

Signature Page to Third Amended and Restated Credit Agreement

HSBC BANK USA, NATIONAL ASSOCIATION, as a Lender

By:	/s/ John Sneed
Its:	Vice President

Signature Page to Third Amended and Restated Credit Agreement

THE NORTHERN TRUST COMPANY, as a Lender

By:	/s/ Roger McDougal
Its:	Vice President

Signature Page to Third Amended and Restated Credit Agreement